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Exhibit 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

TYCO ELECTRONICS LTD.

INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Tyco Electronics Ltd. Board of Directors:

        We have audited the accompanying consolidated and combined balance sheets of Tyco Electronics Ltd. and subsidiaries (the "Company") as of September 28, 2007 and September 29, 2006 and the related consolidated and combined statements of operations, equity and cash flows for each of the three fiscal years in the period ended September 28, 2007. Our audits also included the accompanying financial statement schedule. These consolidated and combined financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated and combined financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the consolidated and combined financial position of the Company as of September 28, 2007 and September 29, 2006, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 28, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated and combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 1 to the consolidated and combined financial statements, prior to its separation from Tyco International Ltd. ("Tyco International"), the Company was comprised of the assets and liabilities used in managing and operating the electronics businesses of Tyco International. The combined financial statements also included allocations of corporate overhead, net class action settlement costs, other expenses, debt and related interest expense from Tyco International. These allocations may not be reflective of the actual level of costs or debt which would have been incurred had the Company operated as a separate entity apart from Tyco International.

        As discussed in Note 2 to the consolidated and combined financial statements, in fiscal 2007, the Company adopted Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).

        As discussed in Note 13 to the consolidated and combined financial statements, in connection with its separation from Tyco International, the Company entered into certain guarantee commitments with Tyco International and Covidien Ltd. and has recorded the fair value of these guarantees.

        As discussed in Note 2 to the consolidated and combined financial statements, in fiscal 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

        As discussed in Notes 2 and 15 to the consolidated and combined financial statements, in fiscal 2005, the Company changed the measurement date of its pension and post retirement plans from September 30 to August 31.

        As discussed in Note 26 to the consolidated and combined financial statements, the accompanying 2007, 2006 and 2005 consolidated and combined financial statements have been retrospectively adjusted for discontinued operations.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
December 14, 2007
(June 27, 2008 as to Note 26)

TYCO ELECTRONICS LTD.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005

	Fiscal
	2007	2006	2005
	(in millions, except per share data)
Net sales	$12,959	$11,811	$10,924
Cost of sales	9,620	8,617	7,946

Gross income	3,339	3,194	2,978
Selling, general, and administrative expenses	1,600	1,445	1,329
Allocated class action settlement costs, net	887	—	—
Separation costs	44	—	—
Restructuring and other charges (credits), net	92	7	(11)
Gain on divestiture	—	—	(301)

Income from operations	716	1,742	1,961
Interest income	53	48	44
Interest expense	(231)	(256)	(292)
Other expense, net	(219)	—	(365)

Income from continuing operations before income taxes and minority interest	319	1,534	1,348
Income taxes	(491)	(81)	(363)
Minority interest	(6)	(6)	(6)

(Loss) income from continuing operations	(178)	1,447	979
(Loss) income from discontinued operations, net of income taxes	(376)	(246)	154

(Loss) income before cumulative effect of accounting change	(554)	1,201	1,133
Cumulative effect of accounting change, net of income taxes	—	(8)	11

Net (loss) income	$(554)	$1,193	$1,144

Basic and diluted (loss) earnings per share:
(Loss) income from continuing operations	$(0.36)	$2.91	$1.97
(Loss) income from discontinued operations	(0.75)	(0.49)	0.31

(Loss) income before cumulative effect of accounting change	(1.11)	2.42	2.28
Cumulative effect of accounting change	—	(0.02)	0.02

Net (loss) income	$(1.11)	$2.40	$2.30

Weighted-average number of shares outstanding:
Basic and diluted	497	497	497

See Notes to Consolidated and Combined Financial Statements.

TYCO ELECTRONICS LTD.

CONSOLIDATED AND COMBINED BALANCE SHEETS

As of September 28, 2007 and September 29, 2006

	Fiscal
	2007	2006
	(in millions, except share data)
Assets
Current Assets:
Cash and cash equivalents	$942	$472
Accounts receivable, net of allowance for doubtful accounts of $57 and $56, respectively	2,594	2,341
Inventories	1,973	1,787
Class action settlement escrow	928	—
Class action settlement receivable	2,064	—
Prepaid expenses and other current assets	665	434
Deferred income taxes	325	368
Assets held for sale	505	1,284

Total current assets	9,996	6,686
Property, plant, and equipment, net	3,412	2,972
Goodwill	7,177	7,135
Intangible assets, net	526	546
Deferred income taxes	1,397	1,501
Receivable from Tyco International Ltd. and Covidien Ltd.	844	—
Other assets	336	251

Total Assets	$23,688	$19,091

Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt, including amounts due to Tyco International Ltd. and affiliates of $285 at September 29, 2006	$5	$291
Accounts payable	1,343	1,214
Class action settlement liability	2,992	—
Accrued and other current liabilities	1,417	1,276
Deferred revenue	181	140
Liabilities held for sale	266	246

Total current liabilities	6,204	3,167
Long-term debt and obligations under capital lease, including amounts due to Tyco International Ltd. and affiliates of $3,225 at September 29, 2006	3,373	3,371
Long-term pension and postretirement liabilities	607	491
Deferred income taxes	271	380
Income taxes	1,242	190
Other liabilities	599	316

Total Liabilities	12,296	7,915

Commitments and contingencies (Note 16)
Minority interest	15	16
Equity:
Preferred shares, $0.20 par value, 125,000,000 shares authorized; none outstanding	—	—
Common shares, $0.20 par value, 1,000,000,000 authorized; 497,423,476 issued and outstanding at September 28, 2007	99	—
Capital in excess:
Share premium	13	—
Contributed surplus	10,027	—
Parent company investment	—	10,490
Accumulated earnings	186	—
Accumulated other comprehensive income	1,052	670

Total Equity	11,377	11,160

Total Liabilities and Equity	$23,688	$19,091

See Notes to Consolidated and Combined Financial Statements.

TYCO ELECTRONICS LTD.

CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY

Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005

	Common Shares
			Share Premium	Contributed Surplus	Parent Company Investment	Accumulated Earnings	Accumulated Other Comprehensive Income	Total Equity	Comprehensive Income
	Shares	Amount
	(in millions)
Balance at October 1, 2004	—	$—	$—	$—	$7,751	$—	$491	$8,242
Comprehensive income:
Net income	—	—	—	—	1,144	—	—	1,144	$1,144
Currency translation	—	—	—	—	—	—	(87)	(87)	(87)
Unrealized loss on marketable securities, net of income taxes	—	—	—	—	—	—	(1)	(1)	(1)
Minimum pension liability, net of income taxes	—	—	—	—	—	—	(72)	(72)	(72)

Total comprehensive income									$984

Reporting calendar alignment, net of income taxes	—	—	—	—	(21)	—	—	(21)
Net transfers from former parent	—	—	—	—	637	—	—	637

Balance at September 30, 2005	—	—	—	—	9,511	—	331	9,842
Comprehensive income:
Net income	—	—	—	—	1,193	—	—	1,193	$1,193
Currency translation	—	—	—	—	—	—	242	242	242
Minimum pension liability, net of income taxes	—	—	—	—	—	—	97	97	97

Total comprehensive income									$1,532

Net transfers to former parent	—	—	—	—	(214)	—	—	(214)

Balance at September 29, 2006	—	—	—	—	10,490	—	670	11,160
Comprehensive income:
Net (loss) income	—	—	—	—	(810)	256	—	(554)	$(554)
Currency translation	—	—	—	—	—	—	453	453	453
Minimum pension liability, net of income taxes	—	—	—	—	—	—	207	207	207
Impact of adoption of SFAS No. 158, net of tax	—	—	—	—	—	—	(225)	(225)	—
Unrealized loss on cash flow hedge	—	—	—	—	—	—	(53)	(53)	(53)

Total comprehensive income									$53

Net transfers from former parent	—	—	—	—	848	—	—	848
Transfer of parent company investment to contributed surplus	—	—	—	10,528	(10,528)	—	—	—
Guarantees and shared tax liabilities to Tyco International and Covidien in accordance with the Tax Sharing Agreement	—	—	—	(296)	—	—	—	(296)
Due from Tyco International and Covidien in accordance with the Tax Sharing Agreement	—	—	—	844	—	—	—	844
Income tax liabilities assumed upon Separation	—	—	—	(1,091)	—	—	—	(1,091)
Issuance of common shares	497	99	—	—	—	—	—	99
Compensation expense, including charge related to Tyco International equity award conversion	—	—	—	44	—	—	—	44
Dividends declared	—	—	—	—	—	(70)	—	(70)
Exercise of share options	—	—	13	—	—	—	—	13
Repurchase of common shares	—	—	—	(2)	—	—	—	(2)

Balance at September 28, 2007	497	$99	$13	$10,027	$—	$186	$1,052	$11,377

See Notes to Consolidated and Combined Financial Statements.

TYCO ELECTRONICS LTD.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005

	Fiscal
	2007	2006	2005
	(in millions)
Cash Flows From Operating Activities:
Net (loss) income	$(554)	$1,193	$1,144
Income (loss) from discontinued operations, net of income taxes	376	246	(154)
Cumulative effect of accounting change, net of income taxes	—	8	(11)

(Loss) income from continuing operations	(178)	1,447	979
Adjustments to reconcile net cash provided by operating activities:
Allocated class action settlement costs, net	887	—	—
Non-cash restructuring and other charges (credits), net	23	4	(16)
Gain on divestiture	—	—	(301)
Depreciation and amortization	514	459	461
Deferred income taxes	163	(14)	(65)
Provision for losses on accounts receivable and inventory	82	62	74
Allocated loss on retirement of debt	232	—	365
Other	(9)	12	9
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	(96)	(126)	(493)
Inventories	(111)	(333)	48
Other current assets	(116)	(71)	33
Accounts payable	84	257	184
Accrued and other liabilities	103	95	33
Income taxes	(122)	(179)	136
Deferred revenue	33	6	34
Long-term pension and postretirement liabilities	—	25	45
Other	19	(20)	(78)

Net cash provided by operating activities	1,508	1,624	1,448
Net cash provided by discontinued operating activities	17	39	63

Cash Flows From Investing Activities:
Capital expenditures	(875)	(519)	(467)
Proceeds from sale of property, plant, and equipment	41	6	23
Acquisition of businesses, net of cash acquired	—	(23)	(12)
Purchase accounting and holdback/earn-out liabilities	(4)	(4)	(9)
Class action settlement escrow	(928)	—	—
Proceeds from divestiture of discontinued operation, net of cash retained by business sold	227	—	—
Proceeds from divestiture of business, net of cash retained by business sold	—	—	130
Other	1	27	62

Net cash used in investing activities	(1,538)	(513)	(273)
Net cash provided by (used in) discontinued investing activities	10	(126)	(13)

Cash Flows From Financing Activities:
Debt proceeds	5,676	—	—
Allocated debt activity	(3,743)	(713)	(1,330)
Repayment of debt	(2,455)	(113)	(114)
Net transactions with former parent	1,112	(74)	85
Transfers (to) from discontinued operations	(134)	(7)	74
Minority interest distributions paid	(7)	(12)	(12)
Other	5	(4)	(1)

Net cash provided by (used in) financing activities	454	(923)	(1,298)
Net cash (used in) provided by discontinued financing activities	(23)	95	(55)

Effect of currency translation on cash	46	(1)	11
Net increase (decrease) in cash and cash equivalents	474	195	(117)
Less: net (increase) decrease in cash and cash equivalents related to discontinued operations	(4)	(8)	5
Cash and cash equivalents at beginning of fiscal year	472	285	397

Cash and cash equivalents at end of fiscal year	$942	$472	$285

Supplementary Cash Flow Information:
Interest paid	$231	$261	$294
Income taxes paid, net of refunds	450	274	292

See Notes to Consolidated and Combined Financial Statements.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1. Separation and Basis of Presentation

  The Separation

        Effective June 29, 2007, Tyco Electronics Ltd. ("Tyco Electronics" or the "Company"), a company organized under the laws of Bermuda, became the parent company of the former electronics businesses of Tyco International Ltd. ("Tyco International"). On June 29, 2007, Tyco International distributed all of its shares of Tyco Electronics, as well as its shares of its former healthcare businesses ("Covidien"), to its common shareholders (the "Separation").

  Basis of Presentation

        The accompanying Consolidated and Combined Financial Statements reflect the consolidated operations of Tyco Electronics Ltd. and its subsidiaries as an independent, publicly-traded company as of and subsequent to June 29, 2007 and a combined reporting entity comprising the assets and liabilities used in managing and operating the electronics businesses of Tyco International, including Tyco Electronics Ltd., for periods prior to June 29, 2007.

        The Consolidated and Combined Financial Statements have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of the Consolidated and Combined Financial Statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Significant estimates in these Consolidated and Combined Financial Statements include restructuring and other charges and credits, acquisition liabilities, allowances for doubtful accounts receivable, estimates of future cash flows associated with asset impairments, useful lives for depreciation and amortization, loss contingencies, net realizable value of inventories, estimated contract revenue and related costs, legal liabilities, tax reserves and deferred tax asset valuation allowances, and the determination of discount and other rate assumptions for pension and postretirement employee benefit expenses. Actual results could differ materially from these estimates.

        The Consolidated and Combined Financial Statements for periods prior to and including June 29, 2007 may not be indicative of the Company's future performance and do not necessarily reflect what its consolidated and combined results of operations, financial position, and cash flows would have been had it operated as an independent, publicly-traded company during the periods presented, including changes in the Company's capitalization as a result of the Separation from Tyco International. To the extent that an asset, liability, revenue, or expense is directly associated with the Company, it is reflected in the accompanying Consolidated and Combined Financial Statements. Certain general corporate overhead, net class action settlement costs, and other expenses as well as debt and related net interest expense for periods prior to the Separation have been allocated by Tyco International to the Company. Management believes such allocations were reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly-traded company for the periods presented. See Note 17 for further information regarding allocated expenses.

  Description of the Business

        The Company consists of four reportable segments:

  •
  Electronic Components.    The Electronic Components segment is one of the world's largest suppliers of passive electronic components, which includes connectors and interconnect systems, relays, switches, circuit protection devices, touchscreens, sensors, and wire and cable. The products sold by the Electronic Components segment are sold primarily to original equipment manufacturers and their contract manufacturers in the automotive, computer, consumer electronics, communication equipment, appliance, aerospace and defense, industrial machinery, and instrumentation markets.

  •
  Network Solutions.    The Network Solutions segment is one of the world's largest suppliers of infrastructure components and systems for telecommunications and energy markets. These components include connectors, above- and below-ground enclosures, heat shrink tubing, cable accessories, surge arrestors, fiber optic cabling, copper cabling, and racks for copper and fiber networks. This segment also provides electronic systems for test access and intelligent cross-connect applications as well as integrated cabling solutions for cabling and building management.

  •
  Undersea Telecommunications.    The Undersea Telecommunications segment designs, builds, maintains, and tests undersea fiber optic networks for both the telecommunications and oil and gas markets.

  •
  Wireless Systems.    The Wireless Systems segment is an innovator of wireless technology for critical communications systems. This segment provides state-of-the-art two-way land mobile radio technology products and systems, including network and system infrastructure, portable radios, service, and maintenance. These systems are used primarily by public safety and government organizations.

  Principles of Consolidation

        The Company consolidates entities in which it owns or controls more than fifty percent of the voting shares or otherwise has the ability to control through similar rights. In addition, the Company consolidates variable interest entities in which the Company bears a majority of the risk to the entities' expected losses or stands to gain from a majority of the entities' expected returns. All intercompany transactions have been eliminated. The results of companies acquired or disposed of are included in the Consolidated and Combined Financial Statements from the effective date of acquisition or up to the date of disposal.

  Change in Fiscal Year and Reporting Calendar Alignment

        Unless otherwise indicated, references in the Consolidated and Combined Financial Statements to fiscal 2007, fiscal 2006, and fiscal 2005 are to Tyco Electronics' fiscal years ended September 28, 2007, September 29, 2006, and September 30, 2005. Effective October 1, 2004, Tyco Electronics changed its fiscal year end from a calendar fiscal year ending September 30th to a "52-53 week" year ending on the last Friday of September, such that each quarterly period is 13 weeks in length. For fiscal years in which there are 53 weeks, the fourth quarter reporting period will include 14 weeks, with the first such occurrence taking place in fiscal 2011. The impact of this change was not material to the Combined Financial Statements. Net income for the transition period related to this change was $21 million after-tax, $29 million pre-tax, and was reported within equity.

2. Summary of Significant Accounting Policies

  Revenue Recognition

        The Company's revenues are generated principally from the sale of its products. Revenue from the sale of products is recognized at the time title and risks and rewards of ownership pass to the customer. This is generally when the products reach the free-on-board shipping point, the sales price is fixed and determinable, and collection is reasonably assured. For those items where title has not yet transferred, the Company has deferred the recognition of revenue.

        The Company provides certain distributors with an inventory allowance for returns or scrap equal to a percentage of qualified purchases. A reserve for estimated scrap and returns allowances is established at the time of the sale based on a fixed percentage of sales to distributors authorized and agreed to by the Company and is recorded as a reduction of sales.

        Other allowances include customer quantity and price discrepancies. A reserve for other allowances is established at the time of sale based on historical experience and is recorded as a reduction of sales. The Company believes it can reasonably and reliably estimate the amounts of future allowances.

        Contract sales for construction related projects are recorded primarily on the percentage-of-completion method. Profits recognized on contracts in process are based upon estimated contract revenue and related cost to complete. Percentage-of-completion is measured based on the ratio of actual cost incurred to total estimated cost. Revisions in cost estimates as contracts progress have the effect of increasing or decreasing profits in the current period. Provisions for anticipated losses are made in the period in which they first become determinable. Contract sales for construction related projects are generated primarily within the Company's Wireless Systems and Undersea Telecommunications segments.

        The Company typically warrants that its products will conform to the Company's specifications and that its products will be free from material defects in materials and manufacturing. The Company limits its liability to the replacement of defective parts or the cash value of replacement parts. The Company accepts returned goods only when the customer makes a claim and management has authorized the return. Returns result primarily from defective products or shipping discrepancies. A reserve for estimated returns is established at the time of sale based on historical return experience and is recorded as a reduction of sales.

        Additionally, certain of the Company's long-term contracts in its Wireless Systems and Undersea Telecommunications segments have warranty obligations. Estimated warranty costs for each contract are determined based on the contract terms and technology specific considerations. These costs are included in total estimated contract costs and are accrued over the construction period of the respective contracts under percentage-of-completion accounting.

        On September 26, 2005, the Company's Wireless Systems segment entered into a twenty year lease contract with the State of New York to construct, operate, and maintain a statewide wireless communications network for use by state and municipal first responders worth $2 billion. Lease terms and payment streams begin when each of the regional networks that make up the statewide network are determined to meet the operational requirements of the contract and are accepted by the State of New York, with the lease terms running through September 2025.

        The Company is accounting for each regional network as a stand-alone sales-type lease and will recognize seller's profit on acceptance of each region. As of fiscal 2007, 2006, and 2005, no acceptance events have occurred with any region and therefore the Company has not recognized any revenue on the construction of the network. Costs totaling $28 million and $8 million in fiscal 2007 and 2006, respectively, associated with the development and construction of the statewide wireless network, including interest expense incurred to finance the construction, have been capitalized primarily as inventories on the Consolidated and Combined Balance Sheets. No costs were incurred in fiscal 2005.

  Research and Development

        Research and development expenditures are expensed when incurred and are included in cost of sales. Research and development expenses include salaries, direct costs incurred, and building and overhead expenses. The amounts expensed in fiscal 2007, 2006, and 2005 were $482 million, $428 million, and $387 million, respectively.

  Cash and Cash Equivalents

        All highly liquid investments purchased with maturities of three months or less from the time of purchase are considered to be cash equivalents.

  Allowance for Doubtful Accounts

        The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in the Company's outstanding receivables determined on the basis of historical experience, specific allowances for known troubled accounts, and other currently available evidence.

  Inventories

        Inventories are recorded at the lower of cost (first-in, first-out) or market value.

  Property, Plant, and Equipment, Net and Long-Lived Assets

        Property, plant, and equipment, net is recorded at cost less accumulated depreciation. Maintenance and repair expenditures are charged to expense when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and related improvements	5 to 40 years
Leasehold improvements	Lesser of remaining term of the lease or economic useful life
Machinery and equipment	1 to 20 years

        The Company periodically evaluates the net realizable value of long-lived assets, including property, plant, and equipment, and amortizable intangible assets, relying on a number of factors including operating results, business plans, economic projections, and anticipated future cash flows. When indicators of potential impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. An impairment in the carrying value of an asset group is recognized whenever anticipated future undiscounted cash flows from an asset group are estimated to be less than its carrying value.

The amount of impairment recognized is the difference between the carrying value of the asset and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

  Goodwill and Other Intangible Assets

        Intangible assets acquired include both those that have a determinable life and residual goodwill. Intangible assets with a determinable life include primarily intellectual property consisting of patents, trademarks, and unpatented technology with estimates of recoverability ranging from 3 to 50 years that are amortized on a straight-line basis. See Note 10 for additional information regarding intangible assets. An evaluation of the remaining useful life of intangible assets with a determinable life is performed on a periodic basis when events and circumstances warrant an evaluation. The Company assesses intangible assets with a determinable life for impairment consistent with its policy for assessing other long-lived assets. Goodwill is assessed for impairment separately from other intangible assets with a determinable life by comparing the carrying value of each reporting unit to its fair value on the first day of the fourth quarter of each year or whenever the Company believes a triggering event requiring a more frequent assessment has occurred. In making this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, transactions, and market place data. There are inherent uncertainties related to these factors and management's judgment in applying them to the analysis of goodwill impairment.

        As of fiscal year end 2007, the Company has 14 reporting units, of which 13 contain goodwill that is assessed for impairment. When changes occur in the composition of one or more operating segments or reporting units, the goodwill is reassigned to the reporting units affected based on their relative fair values.

        When testing for goodwill impairment, the Company performs a step I goodwill impairment test to identify a potential impairment. In doing so, the Company compares the fair value of a reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, goodwill may be impaired and a step II goodwill impairment test is performed to measure the amount of any impairment loss. In the step II goodwill impairment test, the Company compares the implied fair value of reporting unit goodwill with the carrying value of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

        Estimates about fair value used in the step I goodwill impairment tests have been calculated using an income approach based on the present value of future cash flows of each reporting unit. The income approach has been supported by other valuation approaches, such as similar transaction and guideline analyses. These approaches incorporate many assumptions including future growth rates, discount factors, and income tax rates in assessing fair value. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods.

  Income Taxes

        Income taxes are computed in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." In these Consolidated and Combined Financial Statements, the benefits of a consolidated return have been reflected where such returns have or could be filed based on the entities and jurisdictions included in the financial statements. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the Consolidated and Combined Financial Statements. Deferred tax liabilities and assets are determined based on the differences between the book and tax bases of particular assets and liabilities and operating loss carryforwards using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  Financial Instruments

        In order to address certain financial exposures, the Company recently adopted a risk management program that includes the use of derivative and non-derivative financial instruments. The Company has established policies regarding the types and notional value of derivative financial instruments that can be entered into. The Company currently enters into foreign exchange forwards and swaps to reduce the effects of fluctuating foreign exchange rates and has designated certain intercompany non-derivative financial instruments denominated in foreign currencies as a hedging of its net investments in certain foreign operations denominated in the same foreign currencies.

        All derivative financial instruments are reported on the Consolidated and Combined Balance Sheets at fair value. Changes in the derivative's fair value are recognized currently in earnings in selling, general, and administrative expenses in the Consolidated and Combined Statements of Operations because the Company has not designated the derivatives as either a cash flow hedge or a fair value hedge. The remeasurement of the intercompany non-derivative financial instruments designated as a hedge of the company's net investment in foreign operations is recorded in cumulative translation adjustment in accumulated other comprehensive income on the Consolidated and Combined Balance Sheets offsetting the change in cumulative translation adjustment attributable to the Company's net investments in certain foreign operations.

        The Company determines the fair value of its financial instruments by using methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments, including derivatives, standard market conventions are used to determine fair value. For financial instruments that cannot be valued by means of standard market conventions, valuations are obtained from third-party financial institutions known to be active and significant participants in the relevant market.

        During fiscal 2007, in anticipation of issuing new fixed rate debt, the Company entered into, and concurrent with the Company's fixed rate debt issuance, terminated, forward starting interest rate swaps to hedge the variability in interest expense that would result from changes in interest rates between the date of the swap and the Company's anticipated date of issuing the fixed rate debt. These forward starting interest rate swaps were designated as effective hedges of the probable interest payments under SFAS No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities." See Note 14 for further information.

  Share-Based Compensation

        The Company adopted SFAS No. 123R, "Share-Based Payment," on October 1, 2005 using the modified prospective transition method. Under SFAS No. 123R, the Company determines the fair value of share awards on the date of grant using the Black-Scholes valuation model. That fair value is expensed ratably over the expected service period, with an allowance made for estimated forfeitures based on historical employee activity. See Note 23 for additional information related to the Company's share-based compensation.

  Share Premium and Contributed Surplus

        In accordance with the Bermuda Companies Act 1981, when the Company issues shares for cash at a premium to their par value, the resulting premium is credited to a share premium account, a non-distributable reserve. Contributed surplus, subject to certain conditions, is a distributable reserve.

  Currency Translation

        For the Company's non-U.S. dollar functional currency subsidiaries with a functional currency other than U.S. dollars, assets and liabilities are translated into U.S. dollars using year-end exchange rates. Sales and expenses are translated at the average exchange rates in effect during the year. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive income within equity.

        Gains and losses resulting from foreign currency transactions, which are included in net income, were immaterial in all periods presented.

  Cumulative Effect of Accounting Change

        During fiscal 2006, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143." Accordingly, the Company recognized asset retirement obligations of $16 million and property, plant, and equipment, net of $4 million, of which $2 million and $1 million are reflected in liabilities and assets of discontinued operations, respectively, in its Combined Balance Sheet at fiscal year end 2006. In addition, the Company recorded a cumulative effect of accounting change which resulted in an $8 million after-tax, $12 million pre-tax, loss.

        During fiscal 2005, the Company changed the measurement date for its pension and postretirement benefit plans from September 30th to August 31st, effective October 1, 2004. The Company believes that the one-month change of measurement date was a preferable change as it allows management adequate time to evaluate and report the actuarial information in the Company's Consolidated and Combined Financial Statements under the accelerated reporting deadlines. As a result of this change, the Company recorded an $11 million after-tax, $13 million pre-tax, gain cumulative effect of accounting change in fiscal 2005. See Note 15 for additional information on the Company's retirement plans.

  Recently Adopted Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and

132(R)." SFAS No. 158 requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. Under SFAS No. 158, companies are required to measure plan assets and benefit obligations as of their fiscal year end. The Company currently uses a measurement date of August 31st. SFAS No. 158 also requires additional disclosure in the notes to the financial statements. The measurement date provisions will become effective for the Company in fiscal 2009. The Company is currently assessing the impact of the measurement date change provisions on its results of operations, financial position, or cash flows. The Company adopted the funded status recognition provisions at September 28, 2007. The incremental effects of adopting the standard on the Consolidated Balance Sheet are increases of $386 million in long-term pension and postretirement benefit liabilities, $16 million in accrued and other current liabilities, and $55 million in other assets. The impact of adoption also resulted in additional net deferred tax assets of $122 million. The impact of adoption to accumulated other comprehensive income, a component of equity, was a reduction of $225 million. There was no impact on pension or other postretirement benefit expense, cash flows, or benefits plans in fiscal 2007. On-going compliance with the standard will not impact pension or other postretirement benefit expense, cash flows, or benefit plans. See Note 15 for further discussion of the implementation of the recognition provisions of SFAS No. 158.

        In September 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effect of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 provides guidance on evaluating the materiality of prior periods' misstatements, quantifying the effects of correcting misstatements in the current period and criteria for restatement of prior periods. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company adopted this guidance effective for fiscal 2007. This adoption did not have a material impact on its results of operations, financial position, or cash flows.

  Recently Issued Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 141R, "Business Combinations." SFAS No. 141R replaces SFAS No. 141 and addresses the recognition and accounting for identifiable assets acquired, liabilities assumed, and noncontrolling interests in business combinations. SFAS No. 141R is effective for the Company in the first quarter of fiscal 2010. The Company is currently assessing the impact that SFAS No. 141R will have on its results of operations, financial position, or cash flows.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements." SFAS No. 160 addresses the accounting and reporting framework for minority interests by a parent company. SFAS No. 160 is effective for the Company in the first quarter of fiscal 2010. The Company is currently assessing the impact that SFAS No. 160 will have on its results of operations, financial position, or cash flows.

        In June 2007, the FASB Emerging Issues Task Force ("EITF") issued EITF Issue No. 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards." EITF 06-11 requires that a realized income tax benefit from dividends or dividend equivalent units paid on unvested restricted shares and restricted share units be reflected as an increase in contributed surplus and reflected as an addition to the Company's excess tax benefit pool, as defined under SFAS No. 123R.

EITF 06-11 is effective for the Company in the first quarter of fiscal 2009. The Company is currently assessing the impact that EITF 06-11 will have on its results of operations, financial position, or cash flows.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS No. 159 permits an entity, on a contract-by-contract basis, to make an irrevocable election to account for certain types of financial instruments and warranty and insurance contracts at fair value, rather than historical cost, with changes in the fair value, whether realized or unrealized, recognized in earnings. SFAS No. 159 is effective for the Company in the first quarter of fiscal 2009. The Company is currently assessing the impact that SFAS No. 159 will have on its results of operations, financial position, or cash flows.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. SFAS No. 157 is effective for the Company in the first quarter of fiscal 2009. The Company is currently assessing the impact, if any, that SFAS No. 157 will have on its results of operations or financial position.

        In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN 48 and related interpretations are effective for the Company in the first quarter of fiscal 2008. The cumulative effect of adoption will be recorded as an adjustment to the opening balance of retained earnings for fiscal 2008. The Company is currently assessing the expected impact of adopting FIN 48. Based upon its evaluation to date, the Company estimates that the adjustment to the opening balance of retained earnings will be $100 to $200 million. This adjustment includes an estimated net increase in contingent liabilities upon adoption of FIN 48 of $300 to $400 million, excluding interest, reduced by the portion of these contingent liabilities for which Tyco International and Covidien are contractually obligated under the terms of the Tax Sharing Agreement. See Note 17 for additional information regarding responsibilities for unresolved legacy tax matters.

3. Separation Costs

        In connection with the Separation, the Company incurred costs of $44 million in fiscal 2007, primarily related to employee costs, including non-cash compensation expense of $11 million related to the modification of share option awards at Separation and $12 million related to the acceleration of restricted share award vesting as a result of Separation. See Note 23 for further information on the conversion of Tyco International share option awards into Tyco Electronics share option awards and the acceleration of restricted share award vesting.

4. Restructuring and Other Charges (Credits), Net

        Charges (credits) to operations by segment during fiscal 2007, 2006, and 2005 were as follows:

	Fiscal
	2007	2006	2005
	(in millions)
Electronic Components	$54	$9	$(1)
Network Solutions	35	9	2
Undersea Telecommunications	5	(4)	(12)
Wireless Systems	3	(1)	—

	$97	$13	$(11)

        Amounts recognized in the Consolidated and Combined Statements of Operations during fiscal 2007, 2006, and 2005 were as follows:

	Fiscal
	2007	2006	2005
	(in millions)
Restructuring and other charges (credits), net:
Cash charges	$74	$9	$5
Non-cash charges (credits)	18	(2)	(16)

Total restructuring and other charges (credits), net	92	7	(11)
Cost of sales	5	6	—

	$97	$13	$(11)

Cash Charges

        Activity in the Company's restructuring reserves during fiscal 2007, 2006, and 2005 is summarized as follows:

	Balance at Beginning of Year	Charges	Utilization	Changes in Estimate	Transfers from Held for Sale(1)(2)	Currency Translation	Balance at End of Year
	(in millions)
Fiscal 2007 Activity:
Fiscal 2007 Actions
Employee severance	$—	$66	$(3)	$—	$—	$(1)	$62
Facilities exit costs	—	1	(1)	—	1	—	1
Other costs	—	2	(1)	—	—	—	1

Total	—	69	(5)	—	1	(1)	64

Fiscal 2006 Actions
Employee severance	2	—	(2)	—	—	—	—
Facilities exit costs	—	—	—	—	—	—	—

Total	2	—	(2)	—	—	—	—

Pre-Fiscal 2005 Actions
Facilities exit costs	66	5	(16)	—	7	2	64

Total fiscal 2007 activity	68	74	(23)	—	8	1	128

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	Balance at Beginning of Year	Charges	Utilization	Changes in Estimate	Transfers from Held for Sale(1)(2)	Currency Translation	Balance at End of Year
	(in millions)
Fiscal 2006 Activity:
Fiscal 2006 Actions
Employee severance	—	10	(8)	—	—	—	2
Facilities exit costs	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total	—	10	(8)	—	—	—	2

Fiscal 2005 Actions
Employee severance	4	—	(4)	—	—	—	—
Facilities exit costs	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total	4	—	(4)	—	—	—	—

Pre-Fiscal 2005 Actions
Employee severance	3	—	(1)	(2)	—	—	—
Facilities exit costs	71	—	(13)	3	—	5	66
Other	1	—	1	(2)	—	—	—

Total	75	—	(13)	(1)	—	5	66

Total fiscal 2006 activity	79	10	(25)	(1)	—	5	68

Fiscal 2005 Activity:
Fiscal 2005 Actions
Employee severance	—	7	(6)	(1)	4	—	4
Facilities exit costs	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total	—	7	(6)	(1)	4	—	4

Pre-Fiscal 2005 Actions
Employee severance	13	—	(7)	(3)	—	—	3
Facilities exit costs	42	1	(15)	4	39	—	71
Other	4	—	—	(3)	—	—	1

Total	59	1	(22)	(2)	39	—	75

Total fiscal 2005 activity	$59	$8	$(28)	$(3)	$43	$—	$79

(1)
During fiscal 2006, the Printed Circuit Group business was accounted for as held for sale and related restructuring liabilities were reclassified accordingly. During fiscal 2007, the Printed Circuit Group business was sold and $8 million of restructuring liabilities were retained by the Company. See Note 5 for additional information.

(2)
The Tyco Global Network was accounted for as held for sale during fiscal 2004 and related restructuring liabilities were reclassified accordingly. In fiscal 2005, the Tyco Global Network was sold and $39 million of restructuring liabilities were retained by the Company. In addition, the Company transferred $4 million of severance liabilities from liability held for sale as a result of the sale of the Tyco Global Network. See Note 5 for additional information.

  Fiscal 2007 Actions

        The Company initiated restructuring programs during fiscal 2007 relating to the exit of manufacturing operations and the migration of product lines to low cost countries in the Electronic Components and Network Solutions segments and the rationalization of certain product lines in the Wireless Systems segment. In connection with these actions, during fiscal 2007, the Company recorded restructuring charges of $69 million primarily related to employee severance and benefits. The Company expects to complete all restructuring activities commenced in fiscal 2007 by the end of fiscal 2009 and to incur additional charges of approximately $26 million relating to these initiated actions by completion.

  Fiscal 2006 Actions

        During fiscal 2006, the Company recorded restructuring charges of $10 million primarily related to employee severance and benefits. These charges included the elimination of 101 positions. As of fiscal year end 2007, all actions under these plans are complete.

  Fiscal 2005 Actions

        During fiscal 2005, the Company recorded restructuring charges of $7 million related to employee severance and benefits. These charges included the elimination of 725 positions. In addition, the Company transferred $4 million of severance liabilities from liability held for sale as a result of the sale of the Tyco Global Network. As of fiscal year end 2007, all actions under these plans are complete.

  Pre-Fiscal 2005 Actions

        During fiscal 2002, the Company recorded restructuring charges of $779 million primarily related to a significant downturn in the telecommunications industry and certain other end markets. These actions have been completed. As of fiscal year end 2007, the remaining restructuring reserves related to the fiscal 2002 actions are $64 million, relating to exited lease facilities. During fiscal 2007, the Company recorded restructuring charges of $5 million for interest accretion on these reserves. The Company expects that its remaining reserves will continue to be paid out over the expected terms of the obligations which range from one to fifteen years.

Non-Cash Charges and Credits

        During fiscal 2007, the Company recorded non-cash charges of $18 million primarily related to fixed assets in connection with exited manufacturing operations and $5 million in cost of goods sold for write-downs in carrying value of inventory related to exited product lines.

        During fiscal 2006, the Company recorded non-cash changes of $8 million, including $6 million in cost of goods sold for write-downs in carrying value of inventory related to exited product lines. Also, during fiscal 2006, the Company completed exit activities related to previously acquired operations for which goodwill had been fully impaired in prior years. As these activities were completed for amounts less than originally established as acquisition liabilities, the Company recorded the reversal of the acquisition liabilities as a restructuring and other credit of $4 million.

        During fiscal 2005, the Company sold assets which were previously written down to their net realizable value in fiscal 2002 for amounts greater than originally estimated and recorded related gains as restructuring and other credits of $9 million. Also, during fiscal 2005, the Company completed exit activities related to previously acquired operations for which goodwill had been fully impaired in prior years. As these activities were completed for amounts less than originally established as acquisition liabilities, the Company recorded the reversal of the acquisition liabilities as a restructuring and other credit of $7 million.

Total Restructuring Reserves

        The Company's restructuring reserves by segment at fiscal year end 2007 and 2006 were as follows:

	Fiscal
	2007	2006
	(in millions)
Electronic Components	$29	$1
Network Solutions	34	3
Undersea Telecommunications	63	64
Wireless Systems	2	—

Restructuring reserves	$128	$68

        At fiscal year end 2007 and 2006, restructuring reserves were included in the Company's Consolidated and Combined Balance Sheets as follows:

	Fiscal
	2007	2006
	(in millions)
Accrued and other current liabilities	$66	$13
Other liabilities	62	55

Restructuring reserves	$128	$68

5. Discontinued Operations and Divestitures

  Discontinued Operations

        In March 2008, the Company was authorized by its board of directors to pursue the divestiture of its Radio Frequency Components and Subsystem business, and in May 2008, the Company entered into a definitive agreement to sell the business. See Note 26 for additional information.

        The divestiture of the Company's Power Systems business was authorized during fiscal 2007. As a result, the Company assessed Power Systems' assets for impairment under SFAS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets," using a probability-weighted set of expected cash flows from the eventual disposition. The Company determined that the book value of the Power Systems business exceeded its estimated fair value and recorded a $435 million after-tax, $585 million pre-tax, impairment charge in the third quarter of fiscal 2007 in (loss) income from discontinued operations, net of income taxes on the Consolidated and Combined Statement of Operations. Subsequent to year end, the Company entered into a definitive agreement to sell its Power Systems business. See Note 26 for additional information.

        During fiscal 2006, the Company entered into a definitive agreement to divest the Printed Circuit Group business. During the first quarter of fiscal 2007, the Company consummated the sale of the Printed Circuit Group business for $227 million in net cash proceeds and recorded a $45 million pre-tax gain on the sale.

        The Radio Frequency Components and Subsystem, Power Systems, and Printed Circuit Group businesses met the held for sale and discontinued operations criteria and have been included in discontinued operations in all periods presented. Prior to reclassification to held for sale, the Radio Frequency Components and Subsystem business was a component of the Wireless Systems segment. Both the Power Systems and Printed Circuit Group business were components of the Other segment, which has been renamed the Undersea Telecommunications segment.

        The following table reflects net sales, pre-tax (loss) income from discontinued operations, pre-tax gain on sale of discontinued operations including impairments and costs to sell, and income taxes for fiscal 2007, 2006, and 2005:

	Fiscal
	2007	2006	2005
	(in millions)
Net sales	$991	$1,429	$1,391
Pre-tax (loss) income from discontinued operations	$(598)	$(328)	$14
Pre-tax gain on sale of discontinued operations	45	—	—
Income tax benefit	177	82	140

(Loss) income from discontinued operations, net of income taxes	$(376)	$(246)	$154

        The following table presents balance sheet information for discontinued operations and other businesses held for sale at fiscal year end 2007 and 2006:

	Fiscal
	2007	2006
	(in millions)
Accounts receivable, net	$188	$281
Inventories	188	237
Intangible assets, net	29	482
Property, plant, and equipment, net	94	268
Other assets	6	16

Total assets	$505	$1,284

Accounts payable	$78	$124
Accrued and other current liabilities	67	93
Other liabilities	121	29

Total liabilities	$266	$246

  Gain on Divestiture

        During fiscal 2005, the Company agreed to sell the Tyco Global Network, its undersea fiber optic telecommunication network that was part of the Undersea Telecommunications segment. The sale was consummated on June 30, 2005. As part of the sale transaction, the Company received gross cash proceeds of $130 million and the purchaser assumed certain liabilities. In connection with this sale, the Company recorded a $301 million pre-tax gain which is reflected in gain on divestiture in the Combined Statement of Operations for fiscal 2005. The Company has presented the operations of the Tyco Global Network in continuing operations as the criteria for discontinued operations were not met.

6. Acquisitions

  Acquisitions

        During fiscal 2006, the Company acquired one business for an aggregate cost of $18 million and acquired the remaining interest in a joint venture for $5 million. The Company acquired one business for an aggregate cost of $8 million and acquired the remaining interest in a joint venture for $4 million in fiscal 2005. These acquisitions were funded utilizing cash generated from operations. These acquisitions did not have a material effect on the Company's financial position, results of operations, or cash flows.

  Holdback and Earn-Out Liabilities

        The Company paid cash related to holdback and earn-out liabilities of approximately $1 million, $82 million, and $2 million during fiscal 2007, 2006, and 2005, respectively, relating to certain prior period acquisitions. The total cash paid in fiscal 2006 was reported in discontinued operations as it related to the Printed Circuit Group business. Holdback liabilities represent a portion of the purchase price withheld from the seller pending finalization of the acquisition balance sheet and other pre-acquisition contingencies. Additionally, certain acquisitions have provisions that would require the Company to make additional contingent purchase price payments to the sellers if the acquired company achieves certain milestones subsequent to its acquisition by the Company. These payments are tied to certain performance measures, such as sales, gross margin, or earnings growth and generally are treated as additional purchase price.

        At fiscal year end 2007 and 2006, holdback and earn-out liabilities of $59 million and $53 million, respectively, were included in other liabilities on the Company's Consolidated and Combined Balance Sheets.

7. Inventories

        At fiscal year end 2007 and 2006, inventories consisted of the following:

	Fiscal
	2007	2006
	(in millions)
Raw materials	$324	$302
Work in progress	780	631
Finished goods	869	854

Inventories	$1,973	$1,787

8. Property, Plant, and Equipment, Net

        At fiscal year end 2007 and 2006, property, plant, and equipment, net consisted of the following:

	Fiscal
	2007	2006
	(in millions)
Land and improvements	$248	$249
Buildings and leasehold improvements	1,303	1,203
Machinery and equipment	6,173	5,065
Construction in process	467	568

Gross property, plant, and equipment	8,191	7,085
Accumulated depreciation	(4,779)	(4,113)

Property, plant, and equipment, net	$3,412	$2,972

        Depreciation expense was $480 million, $426 million, and $431 million in fiscal 2007, 2006, and 2005, respectively.

        Capital leases are included as a component of machinery and equipment. Amortization of assets under capital leases is included in depreciation expense.

        During fiscal 2007, the Company exercised its option to buy five cable-laying sea vessels that were previously leased to the Company and used by the Undersea Telecommunications segment at a cost of $280 million, which was reflected as a capital expenditure.

9. Goodwill

        The changes in the carrying amount of goodwill by segment for fiscal 2007 and 2006 were as follows:

	Electronic Components	Network Solutions	Wireless Systems	Total
	(in millions)
Balance at September 30, 2005	$5,947	$841	$319	$7,107
Acquisitions	5	1	—	6
Currency translation	21	1	—	22

Balance at September 29, 2006	5,973	843	319	7,135
Purchase accounting adjustments	(1)	1	—	—
Currency translation	36	6	—	42

Balance at September 28, 2007	$6,008	$850	$319	$7,177

        During fiscal 2006, the Company recorded a goodwill impairment of $316 million in (loss) income from discontinued operations related to the Radio Frequency Components and Subsystem reporting unit, which was a reporting unit in the Wireless Systems segment prior to being reclassified to held for sale. The impairment charge was incurred when the reporting unit experienced slower growth and profitability than management's previous experience and future expectations due to sales declines in certain end markets.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

10. Intangible Assets, Net

        The Company's intangible assets at fiscal year end 2007 and 2006 were as follows:

	Fiscal
	2007				2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period
	($ in millions)
Amortizable:
Intellectual property	$809	$(294)	$515	24 years	$788	$(253)	$535	24 years
Other	14	(3)	11	50 years	12	(2)	10	50 years

Total amortizable	823	(297)	526	24 years	800	(255)	545	24 years
Non-amortizable	—	—	—		1	—	1

Intangible assets	$823	$(297)	$526		$801	$(255)	$546

        Intangible asset amortization expense, which is recorded in selling, general, and administrative expenses, was $34 million, $33 million, and $30 million for fiscal 2007, 2006, and 2005, respectively. The estimated aggregate amortization expense on intangible assets currently owned by the Company is expected to be as follows:

(in millions)
Fiscal 2008	$35
Fiscal 2009	34
Fiscal 2010	34
Fiscal 2011	34
Fiscal 2012	32
Thereafter	357

$526

11. Accrued and Other Current Liabilities

        At fiscal year end 2007 and 2006, accrued and other current liabilities consisted of the following:

	Fiscal
	2007	2006
	(in millions)
Accrued payroll and employee benefits	$349	$322
Income taxes payable	245	394
Dividends payable	70	—
Restructuring reserves	66	13
Deferred income taxes	49	41
Other	638	506

Accrued and other current liabilities	$1,417	$1,276

12. Debt

        Debt at fiscal year end 2007 and 2006 was as follows:

	Fiscal
	2007	2006
	(in millions)
6.00% senior notes due 2012	$800	$—
6.55% senior notes due 2017	747	—
7.125% senior notes due 2037	498	—
Unsecured senior bridge loan facility	550	—
Unsecured senior revolving credit facility	700	—
Due to Tyco International Ltd. and affiliates	—	3,510
7.2% notes due 2008	19	86
Other	64	66

Total debt	3,378	3,662
Less current portion(1)	5	291

Long-term debt	$3,373	$3,371

(1)
The current portion of long-term debt at September 28, 2007 was comprised of $5 million of the amount shown as other. At September 29, 2006, the current portion of long-term debt was comprised of $285 million due to Tyco International Ltd. and affiliates and $6 million of the amount shown as other.

        During September 2007, Tyco Electronics Group S.A. ("TEGSA"), a wholly-owned subsidiary of the Company, issued $800 million principal amount of its 6.00% senior notes due 2012, $750 million principal amount of its 6.55% senior notes due 2017, and $500 million principal amount of its 7.125% senior notes due 2037, all of which are fully and unconditionally guaranteed by the Company. TEGSA offered the senior notes in the U.S. to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (the "Securities Act"). In addition, the initial purchasers, through their respective selling agents, sold less than one-half of one percent of the senior notes outside the U.S. pursuant to Regulation S under the Securities Act. In connection with the issuance of the senior notes, TEGSA and the Company entered into a registration rights agreement with the initial purchasers under which TEGSA and the Company agreed, for the benefit of the holders of the senior notes, to file with the SEC an exchange offer registration statement within 210 days after the date of the original issue of the notes. Net proceeds from the sales of the senior notes were used to repay a portion of borrowings under the unsecured senior bridge loan facility.

        In April 2007, TEGSA entered into a $2,800 million unsecured senior bridge loan facility. The Company is the guarantor of the bridge facility which had an original maturity date of April 23, 2008. On August 31, 2007, the Company and TEGSA amended the unsecured bridge loan facility to permit, at TEGSA's option, an extension of the maturity from April 23, 2008 to April 22, 2009. Borrowings under the bridge facility bear interest, at TEGSA's option, at a base rate or the London interbank offered rate ("LIBOR") plus a margin dependent on TEGSA's credit ratings and the amount drawn under the facility. TEGSA is required to pay an annual facility fee ranging from 4.5 to 12.5 basis points depending on its credit ratings. The bridge facility contains provisions that may require mandatory prepayments or reduction of unused commitments if the Company or TEGSA issues debt or equity. In May 2007, tranche B was added to the bridge facility, increasing the amount of the facility by $775 million. All balances under tranche B of the facility were paid off and all commitments under tranche B were cancelled in August 2007. Borrowings under the bridge facility were used to fund a portion of Tyco International's debt tender offers, to repay a portion of Tyco International's existing bank credit facilities, and to fund the Company's portion of Tyco International's class action settlement escrow. See Note 16 for further information regarding the class action settlement.

        Additionally, in April 2007, TEGSA entered into a five-year unsecured senior revolving credit facility. The Company is the guarantor of the revolving credit facility. The commitments under the revolving credit facility are $1,500 million. Interest and fees under the revolving credit facility are substantially the same as under the bridge loan facility. The revolving credit facility will be used for working capital, capital expenditures, and other corporate purposes.

        As of September 28, 2007, TEGSA had $700 million outstanding under the five-year unsecured senior revolving credit facility, which bore interest at the rate of 5.38%. Also, as of September 28, 2007, TEGSA had $550 million of indebtedness outstanding under the unsecured bridge loan facility, which bore interest at the rate of 5.47%.

        During the third quarter of fiscal 2007, the Company conducted a tender offer to purchase for cash its subsidiary's 7.2% notes due 2008 amounting to $86 million. Approximately $67 million, or 78%, of the notes were tendered and extinguished.

        The Company's debt agreements contain financial and other customary covenants. None of these covenants are presently considered restrictive to the Company's operations. As of September 28, 2007, the Company was in compliance with all of its debt covenants.

        The September 2007 senior notes referred to above are subject to an exchange and registration rights agreement under which if certain registration requirements are not met by the required time or registration is withdrawn or is subject to an effective stop order, there may be a registration default, requiring payment by the Company of liquidated damages in the form of special interest at a rate of 0.25% per annum for the first 90 days of such registration default, and at a rate of 0.50% thereafter, until such registration default is cured. As of September 28, 2007, the Company has determined that the likelihood of a registration default is remote and has not accrued any special interest.

        Tyco International's consolidated debt, exclusive of amounts incurred directly by the Company, was proportionately allocated to the Company at September 29, 2006 based on the historical funding requirements of the Company using historical data. The allocated debt amounts, presented as "Due to Tyco International Ltd. and affiliates," were classified on the Combined Balance Sheet at September 29, 2006 based on the maturities of Tyco International's underlying debt.

        Net interest expense was allocated in the same proportions as debt through June 1, 2007 and includes the impact of interest rate swap agreements designated as fair value hedges. For fiscal 2007, 2006, and 2005, Tyco International has allocated to Tyco Electronics interest expense of $150 million, $234 million, and $271 million, respectively, and interest income of $20 million, $33 million, and $32 million, respectively.

        In addition, Tyco International has allocated to the Company loss on retirement of debt in the amount of $232 million and $365 million for fiscal 2007 and 2005, respectively. Such amounts are included in other expense, net in the Consolidated and Combined Statements of Operations. The method utilized to allocate loss on retirement of debt is consistent with the allocation of debt and net interest expense as described above.

        Management believes the allocation basis for debt, net interest expense, and loss on retirement of debt was reasonable based on the historical financing needs of the Company. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had it been operating as an independent, publicly-traded company for the periods presented.

        The fair value of the Company's debt was approximately $3,413 million at fiscal year end 2007. At fiscal year end 2006, the fair value of the Company's external debt, which excludes amounts allocated by Tyco International, was approximately $155 million. For further detail of methods and assumptions used in determining fair value, see Note 2.

        The aggregate amounts of total debt, maturing during the next five years and thereafter are as follows:

(in millions)
Fiscal 2008	$555
Fiscal 2009	20
Fiscal 2010	1
Fiscal 2011	1
Fiscal 2012	1,500
Thereafter	1,301

Total	$3,378

        The unsecured senior bridge loan facility of $550 million is classified as long-term as a result of the Company's August 31, 2007 amendment to the facility. On the maturity schedule above, the $550 million is presented as maturing in fiscal 2008.

        Certain of the Company's operating subsidiaries have overdraft or similar types of facilities, which totaled $50 million, of which $46 million was undrawn and available at fiscal year end 2007. These facilities, most of which are renewable, expire at various dates through the year 2010 and are established primarily within the Company's international operations.

13. Guarantees

        Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, upon Separation, the Company entered into certain guarantee commitments and indemnifications with Tyco International and Covidien. Under these agreements, principally the Tax Sharing Agreement, Tyco International, Covidien, and Tyco Electronics share 27%, 42%, and 31%, respectively, of certain contingent liabilities relating to unresolved tax matters of legacy Tyco International. The effect of the Tax Sharing Agreement is to indemnify the Company for 69% of all liabilities settled by the Company with respect to unresolved legacy tax matters. Pursuant to that indemnification, the Company has made similar indemnifications to Tyco International and Covidien with respect to 31% of all liabilities settled by the companies with respect to unresolved legacy tax matters. If any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, the Company would be responsible for a portion of the defaulting party or parties' obligation.

        The Company's indemnification created under the Tax Sharing Agreement qualifies as a guarantee of a third party entity's debt under FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 addresses the measurement and disclosure of a guarantor's obligation to pay a debt incurred by a third party. To value the initial obligation under FIN 45, the Company considered a range of probability-weighted future cash flows that represent the likelihood of payment of each class of liability by each of the three post-Separation companies. The future cash flows incorporate interest and penalties that the companies believe will be incurred on each class of liabilities and are discounted to the present value to reflect the value associated with each as of September 28, 2007. The FIN 45 calculation includes a premium that reflects the cost for an insurance carrier to stand in and assume the payment obligation. Because the future cash flows include a consideration of all tax positions, both asserted and unasserted, the FIN 45 fair value is reduced by the Company's accrual of 31% of all asserted tax liabilities on the books of Tyco International and Covidien.

        Based on the probability-weighted future cash flows related to the unresolved tax matters, the Company, under the Tax Sharing Agreement, faces a maximum potential liability of $3 billion, based on undiscounted estimates and interest and penalties used to determine the fair value of the FIN 45 guarantee and an assumption of 100% default on the parts of Tyco International and Covidien, a likelihood that management believes to be remote. In the event that the Company is required, due to bankruptcy or other business interruption on the part of Tyco International or Covidien, to pay more than the contractually determined 31%, the Company retains the right to seek payment from the effected entity.

        At Separation, the probability-weighted cash flows and risk premium resulted in a fair value of the FIN 45 liability of $338 million. During the fourth quarter of fiscal 2007, a review of tax reserves held by the Company, Tyco International, and Covidien resulted in approximately $134 million of tax reserves on the books of Tyco International and Covidien being transferred to the Company. As a result of recording those liabilities, the Company re-assessed its FIN 45 liability and decreased it by $42 million to $296 million. The total liability of $296 million under FIN 45 consists of two components. The first component is a SFAS No. 5, "Accounting for Contingencies," liability that represents the asserted liabilities that either Tyco International or Covidien have determined to be probable and estimable totaling $198 million. The remaining $98 million represents the fair value of the 31% indemnification made to Tyco International and Covidien under the Tax Sharing Agreement. The initial liability at Separation and the transfer made in the fourth quarter of fiscal 2007 were reflected as adjustments to contributed surplus on the Consolidated Balance Sheets.

        Upon Separation, the Company assumed $930 million of contingent tax liabilities from Tyco International which was recorded in income taxes on the Consolidated Balance Sheet. Under the Tax Sharing Agreement, these liabilities, coupled with pre-existing tax liabilities, resulted in the Company recording a receivable of $675 million from Tyco International and Covidien to reflect the 69% indemnification granted by each, which was recorded in receivable from Tyco International Ltd. and Covidien Ltd. on the Consolidated Balance Sheet upon Separation. During the fourth quarter of fiscal 2007, in conjunction with the review of tax reserves discussed in the above paragraph, the Company assumed an additional $161 million in tax reserves, of which $27 million represents accrued interest, resulting in total income tax liabilities assumed as a result of Separation of $1,091 million, which is recorded in income taxes on the Consolidated Balance Sheets. As a result of assuming these liabilities, the Company has recorded a receivable from Tyco International and Covidien in the amount of $844 million on the Consolidated Balance Sheet.

        In disposing of assets or businesses, the Company often provides representations, warranties, and/or indemnities to cover various risks including, for example, unknown damage to the assets, environmental risks involved in the sale of real estate, liability for investigation and remediation of environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions.

However, the Company has no reason to believe that these uncertainties would have a material adverse effect on the Company's financial position, results of operations, or cash flows.

        In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position, results of operations, or cash flows.

        The Company generally records estimated product warranty costs at the time of sale. For further information on estimated product warranty see Note 2.

        The changes in the Company's warranty liability for fiscal 2007 and 2006 are as follows:

	Fiscal
	2007	2006
	(in millions)
Balance at beginning of fiscal year	$25	$35
Warranties issued during the fiscal year	6	3
Warranty expirations and changes in estimate	(3)	(8)
Settlements	(5)	(5)

Balance at end of fiscal year	$23	$25

14. Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, investments, accounts payable, debt, and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable, investments, accounts payable, external debt, and derivative financial instruments approximated book value at fiscal year end 2007 and 2006. See Note 12 for the fair value estimates of external debt.

        To the extent that Tyco International entered into hedges on behalf of the Company prior to Separation, the statement of operations effects of those hedges have been allocated to the Company as part of the Tyco International general corporate overhead expense allocation or interest expense allocation as appropriate. See Note 17.

        The cash flows related to derivative financial instruments are reported in the operating activities section of the Consolidated and Combined Statements of Cash Flow.

  Foreign Exchange Risks

        As permitted under the Company's risk management program and policies, the Company uses derivative and non-derivative financial instruments to manage certain exposures to foreign currency risks.

        As part of managing the exposure to changes in foreign currency exchange rates, the Company utilizes foreign exchange forwards and swaps. The objective of these contracts is to minimize impacts to cash flows and profitability due to changes in foreign currency exchange rates on intercompany transactions, accounts receivable, accounts payable, and forecasted cash transactions. These contracts are marked to market with changes in the derivatives fair value recognized currently in earnings in selling, general, and administrative expenses in the Consolidated and Combined Statements of Operations. At fiscal year end 2007, the Company had net liabilities of $8 million on the Consolidated Balance Sheet related to these transactions.

        The Company centrally manages the cash of most of its subsidiaries. To convert foreign currency cash flows in a cost effective manner, the Company enters into currency swaps and foreign exchange forwards. The terms of these instruments are generally less than one year. The changes in the fair values of these contracts and of the underlying hedged exposures are largely offsetting and are recorded in selling, general, and administrative expenses in the Consolidated and Combined Statements of Operations.

  Interest Rate Risk Management

        The Company issues debt, from time to time, in capital markets to fund its operations. Such borrowings can result in interest rate and/or currency exposure. To manage these exposures and to minimize overall interest cost, the Company has used and may use in the future interest rate swaps to convert a portion of its fixed-rate debt into variable rate debt (fair value hedges) and/or convert a portion of its variable rate debt into fixed rate debt (cash flow hedges). At the end of September 28, 2007, the Company had no outstanding interest rate swaps.

        During fiscal 2007, in anticipation of issuing new fixed rate debt, the Company entered into, and concurrent with the Company's fixed rate debt issuance, terminated, forward starting interest rate swaps to hedge the variability in interest expense that would result from changes in interest rates between the date of the swap and the Company's anticipated date of issuing fixed rate debt. These forward starting interest rate swaps were designated as effective hedges of the probable interest payments under SFAS No. 133. Upon the issuance of the Company's new debt, these swaps were terminated for a cash payment of $54 million. The effective portion of these swaps of $53 million was recorded in other comprehensive income and will be recognized in earnings as interest expense over the remaining term of the related debt instruments. The ineffective portion of $1 million was recorded as interest expense in the Consolidated and Combined Financial Statements.

  Hedge of Net Investment

        The Company hedges its net investments in certain foreign operations using intercompany non-derivative financial instruments denominated in the same currencies. The aggregate notional value of these hedges was $3.7 billion at September 28, 2007. As a result of the hedges of net investment, $118 million of foreign exchange loss was reclassified to cumulative translation adjustment, a component of other comprehensive income, for the fiscal year ended September 28, 2007. The Company did not hedge net investments in foreign operations during fiscal 2006 or fiscal 2005.

        The Company's derivative financial instruments present certain market and counterparty risks; however, concentration of counterparty risk is mitigated as the Company deals with a variety of major banks worldwide with long-term Standard & Poor's and Moody's credit ratings of A/A2 or higher. In addition, only conventional derivative financial instruments are utilized, thereby affording optimum clarity as to the determination of the market risk. None of the Company's derivative financial instruments outstanding at year end would result in a significant loss to the Company if a counterparty failed to perform according to the terms of its agreement. At this time, the Company does not require collateral or other security to be furnished by the counterparties to its derivative financial instruments.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

15. Retirement Plans

  Measurement Date

        In fiscal 2005, the Company changed the measurement date for its pension and postretirement benefit plans from September 30th to August 31st, effective October 1, 2004. The Company believes that the one-month change of measurement date was a preferable change as it allows management adequate time to evaluate and report the actuarial information in the Consolidated and Combined Financial Statements under the accelerated reporting deadlines. Accordingly, all amounts presented as of and for the fiscal years ended 2006 and 2005 reflect an August 31st measurement date, while prior years reflect a September 30th measurement date. The Company has accounted for the change in measurement date as a change in accounting principle. The cumulative effect of the accounting principle change as of the beginning of fiscal 2005 was an $11 million after-tax, $13 million pre-tax, gain. The change in measurement date did not have a material effect on net periodic benefit costs.

  Adoption of SFAS No. 158

        As disclosed in Note 2, the Company adopted the funded status recognition provisions of SFAS No. 158 effective September 28, 2007. The following table summarizes the impact of the adoption of SFAS No. 158 on the Consolidated Balance Sheet at September 28, 2007:

	Prior to SFAS No. 158 Adoption	Impact of SFAS No. 158 Adoption	After SFAS No. 158 Adoption
	(in millions)
Assets:
Current deferred income tax assets	$320	$5	$325
Other assets	281	55	336
Non-current deferred income tax assets	1,274	123	1,397

Total Assets	$23,505	$183	$23,688

Liabilities and Equity:
Accrued and other current liabilities	$1,401	$16	$1,417
Non-current deferred tax liabilities	265	6	271
Long-term pension and postretirement liabilities	221	386	607
Accumulated other comprehensive income	1,277	(225)	1,052

Total Liabilities and Equity	$23,505	$183	$23,688

        The amounts recognized in accumulated other comprehensive income as of September 28, 2007 were as follows:

	U.S. Defined Benefit Pension Plans	Non-U.S. Defined Benefit Pension Plans	Other Postretirement Benefit Plans
	(in millions)
Prior service (credit) cost	$—	$(18)	$2
Net loss	170	240	—

Total	$170	$222	$2

        The amounts in accumulated other comprehensive income as of September 28, 2007 that are expected to be recognized as components of net periodic benefit cost (credit) during fiscal 2008 were as follows:

	U.S Defined Benefit Pension Plans	Non-U.S Defined Benefit Pension Plans	Other Postretirement Benefit Plans
	(in millions)
Prior service credit	$—	$(2)	$—
Net loss	7	8	—

Total	$7	$6	$—

  Defined Benefit Pension Plans

        Prior to Separation, the Company participated through its former parent, Tyco International, in a number of contributory and noncontributory defined benefit retirement plans. Subsequent to Separation, the Company assumed sponsorship of those plans, covering certain of its U.S. and non-U.S. employees, designed in accordance with local custom and practice. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and is charged to the Consolidated and Combined Statements of Operations on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on the advice of professionally qualified actuaries in the countries concerned. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation.

        Prior to Separation, the Company participated through its former parent in one co-mingled plan that included plan participants of other Tyco International subsidiaries. The Company recorded its portion of the co-mingled plan's expense and the related obligation, which has been actuarially determined based on the Company's specific benefit formulas by participants and allocated plan assets. The contribution amounts were determined in total for the co-mingled plan and allocated to the Company based on headcount. Management believes such allocations were reasonable. In fiscal 2007, this plan was legally separated, resulting in a reallocation of assets based on the Employee Retirement Income Security Act ("ERISA") prescribed calculation which will result in adjustments to the components of the net amount recognized and future expense.

        The net periodic benefit (credit) cost for all U.S. and non-U.S. defined benefit pension plans in fiscal 2007, 2006, and 2005 was as follows:

	U.S. Plans			Non-U.S. Plans
	Fiscal			Fiscal
	2007	2006	2005	2007	2006	2005
	($ in millions)
Service cost	$5	$4	$4	$60	$62	$54
Interest cost	55	50	52	70	60	61
Expected return on plan assets	(74)	(72)	(65)	(60)	(51)	(45)
Amortization of prior service cost	—	—	—	(2)	(2)	—
Amortization of net actuarial loss	13	15	12	20	24	21
Curtailment/settlement gain and special termination benefits	(10)	—	—	(1)	—	(6)

Net periodic benefit (credit) cost	$(11)	$(3)	$3	$87	$93	$85

Weighted average assumptions used to determine net pension cost during the period:
Discount rate	6.00%	5.25%	6.00%	4.15%	3.85%	4.52%
Expected return on plan assets	7.99%	7.99%	7.99%	5.73%	5.76%	6.12%
Rate of compensation increase	4.00%	4.00%	4.25%	3.19%	3.06%	3.37%

        The following table represents the changes in benefit obligations, plan assets, and the net amount recognized on the Consolidated and Combined Balance Sheets for all U.S. and non-U.S. defined benefit plans at fiscal year end 2007 and 2006:

	U.S. Plans		Non-U.S. Plans
	Fiscal		Fiscal
	2007	2006	2007	2006
	($ in millions)
Change in benefit obligations:
Benefit obligation at end of prior period	$947	$988	$1,662	$1,583
Service cost	5	4	60	62
Interest cost	55	50	70	60
Employee contributions	—	—	6	5
Plan amendments	—	—	3	(19)
Actuarial gain	(34)	(44)	(126)	(42)
Benefits and administrative expenses paid	(51)	(51)	(60)	(47)
(Divestitures) new plans	(4)	—	31	—
Curtailment/settlement gain and special termination benefits	—	—	(6)	—
Currency translation	—	—	118	60

Benefit obligation at end of period	$918	$947	$1,758	$1,662

Change in plan assets:
Fair value of plan assets at end of prior period	$951	$928	$1,002	$870
Actual return on plan assets	114	73	94	81
Employer contributions	1	1	68	53
Employee contributions	—	—	6	5
(Divestitures) new plans	(51)	—	16	—
Benefits and administrative expenses paid	(51)	(51)	(60)	(47)
Curtailment/settlement gain and special termination benefits	—	—	(6)	—
Currency translation	—	—	74	40

Fair value of plan assets at end of period	$964	$951	$1,194	$1,002

Funded status	$46	$4	$(564)	$(660)
Contributions after the measurement date	—	—	11	14
Unrecognized net actuarial loss	—	200	—	399
Unrecognized prior service cost (credit)	—	1	—	(21)

Net amount recognized	$46	$205	$(553)	$(268)

Amounts recognized on the Consolidated and Combined Balance Sheets:
Intangible asset	$—	$1	$—	$—
Other assets	63	4	14	19
Accrued and other current liabilities	(3)	—	(8)	—
Long-term pension and postretirement liabilities	(14)	—	(559)	(453)
Additional minimum liability	—	200	—	166

Net amount recognized	$46	$205	$(553)	$(268)

Weighted average assumptions used to determine pension benefit obligations at period end:
Discount rate	6.35%	6.00%	4.70%	4.15%
Rate of compensation increase	4.00%	4.00%	3.45%	3.19%

        In determining the expected return on plan assets, the Company considers the relative weighting of plan assets by class and individual asset class performance expectations as provided by their external advisors.

        The investment strategy for the U.S. pension plans has been governed by the Company's Investment Committee; investment strategies for non-U.S. pension plans are governed locally. The Company's investment strategy for its pension plans is to manage the plans on a going concern basis. Current investment policy is to achieve a reasonable return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants.

        Target weighted-average asset allocations and weighted average asset allocations for U.S. and non-U.S. pension plans at fiscal year end 2007 and 2006 were as follows:

	U.S. Plans			Non-U.S. Plans
	Target	Fiscal 2007	Fiscal 2006	Target	Fiscal 2007	Fiscal 2006
Asset Category:
Equity securities	60%	59%	52%	52%	52%	52%
Debt securities	40	39	41	39	39	39
Real estate	—	—	3	3	3	3
Cash and cash equivalents	—	2	4	6	6	6

Total	100%	100%	100%	100%	100%	100%

        Tyco Electronics' common shares are not a direct investment of the Company's pension funds; however, the pension funds may indirectly include Tyco Electronics shares. The aggregate amount of the Tyco Electronics common shares would not be considered material relative to the total pension fund assets.

        The Company's funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that, at a minimum, it will make the minimum required contributions to its pension plans in fiscal 2008 of $4 million for U.S. plans and $66 million for non-U.S. plans.

        Benefit payments, which reflect future expected service, as appropriate, are expected to be paid as follows:

	U.S. Plans	Non-U.S. Plans
	(in millions)
Fiscal 2008	$55	$55
Fiscal 2009	54	57
Fiscal 2010	58	62
Fiscal 2011	58	66
Fiscal 2012	62	67
Fiscal 2013-2017	328	398

        The accumulated benefit obligation for all U.S. and non-U.S. plans as of fiscal year end 2007 and 2006 was as follows:

	U.S. Plans		Non-U.S. Plans
	Fiscal		Fiscal
	2007	2006	2007	2006
	(in millions)
Accumulated benefit obligation	$915	$944	$1,503	$1,413

        The accumulated benefit obligation and fair value of plan assets for U.S. and non-U.S. pension plans with accumulated benefit obligations in excess of plan assets at fiscal year end 2007 and 2006 were as follows:

	U.S. Plans		Non-U.S. Plans
	Fiscal		Fiscal
	2007	2006	2007	2006
	(in millions)
Accumulated benefit obligation	$19	$88	$754	$1,334
Fair value of plan assets	4	59	386	900

        The projected benefit obligation and fair value of plan assets for U.S. and non-U.S. pension plans with projected benefit obligations in excess of plan assets at fiscal year end 2007 and 2006 were as follows:

	U.S. Plans		Non-U.S. Plans
	Fiscal		Fiscal
	2007	2006	2007	2006
	(in millions)
Projected benefit obligation	$22	$90	$1,667	$1,589
Fair value of plan assets	4	59	1,088	926

  Defined Contribution Retirement Plans

        The Company maintains several defined contribution retirement plans, which include 401(k) matching programs, as well as qualified and nonqualified profit sharing and share bonus retirement plans. Expense for the defined contribution plans is computed as a percentage of participants' compensation and was $72 million, $69 million, and $68 million for fiscal 2007, 2006, and 2005, respectively.

  Deferred Compensation Plans

        The Company maintains nonqualified deferred compensation plans, which permit eligible employees to defer a portion of their compensation. A record keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds correspond to a number of funds in Tyco Electronics' 401(k) plans and the account balance fluctuates with the investment returns on those funds. Total deferred compensation liabilities were $37 million and $27 million at fiscal year end 2007 and 2006, respectively, of which $5 million and $4 million were included in liabilities held for sale, respectively. Deferred compensation expense was immaterial in all years presented.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

  Rabbi Trusts

        The Company has established rabbi trusts, related to certain acquired companies, through which the assets may be used to pay non-qualified plan benefits. The trusts primarily hold bonds. The rabbi trust assets are subject to the claims of the Company's creditors in the event of the Company's insolvency. The value of the assets held by these trusts, included in Other assets on the Consolidated and Combined Balance Sheets, was $89 million and $87 million at fiscal year end 2007 and 2006, respectively. Total liabilities related to the assets held by the rabbi trust and reflected on the Consolidated and Combined Balance Sheet were $25 million and $28 million at fiscal year end 2007 and 2006, respectively. Plan participants are general creditors of the Company with respect to these benefits.

  Postretirement Benefit Plans

        In addition to providing pension and 401(k) benefits, the Company also provides certain health care coverage continuation for qualifying retirees from date of retirement to age 65.

        Net periodic postretirement benefit cost in fiscal 2007, 2006, and 2005 was as follows:

	Fiscal
	2007	2006	2005
	($ in millions)
Service cost	$1	$1	$1
Interest cost	3	2	3
Amortization of prior service credit	—	—	(1)
Curtailment/settlement gain and special termination benefits	(3)	—	—

Net periodic postretirement benefit cost	$1	$3	$3

Weighted average assumptions used to determine net postretirement benefit cost during the period:
Discount rate	5.75%	4.75%	5.50%
Rate of compensation increase	4.00%	4.00%	4.25%

        The components of the accrued postretirement benefit obligations, substantially all of which are unfunded, at fiscal year end 2007 and 2006, were as follows:

	Fiscal
	2007	2006
	($ in millions)
Change in benefit obligations:
Benefit obligation at beginning of period	$49	$57
Service cost	1	1
Interest cost	3	2
Actuarial gain	(7)	(4)
Benefits paid	(5)	(7)

Benefit obligation at end of period	$41	$49

Change in plan assets:
Fair value of assets at beginning of period	$4	$4
Employer contributions	5	7
Benefits paid	(5)	(7)

Fair value of plan assets at end of period	$4	$4

Funded status	$(37)	$(45)
Unrecognized net actuarial loss	—	5
Unrecognized prior service cost	—	2

Accrued postretirement benefit cost	$(37)	$(38)

Amounts recognized on the Consolidated and Combined Balance Sheets:
Accrued and other postretirement liabilities	$(3)	$—
Long-term pension and postretirement liabilities	(34)	(38)

Net amount recognized	$(37)	$(38)

Weighted average assumptions used to determine postretirement benefit obligations at period end:
Discount rate	6.35%	5.75%
Rate of compensation increase	4.00%	4.00%

        The Company expects to make contributions to its postretirement benefit plans of $3 million in fiscal 2008.

        Benefit payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows:

(in millions)
Fiscal 2008	$4
Fiscal 2009	3
Fiscal 2010	3
Fiscal 2011	3
Fiscal 2012	3
Fiscal 2013-2017	15

        Health care cost trend assumptions are as follows:

	Fiscal
	2007	2006
Health care cost trend rate assumed for next fiscal year	10.18%	9.79%
Rate to which the cost trend rate is assumed to decline	5.00%	5.00%
Fiscal year the ultimate trend rate is achieved	2013	2013

        A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

	1 Percentage Point Increase	1 Percentage Point Decrease
	(in millions)
Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	3	(3)

16. Commitments and Contingencies

        The Company has facility, land, vehicle, and equipment leases that expire at various dates through the year 2056. Rental expense under these leases was $165 million, $158 million, and $182 million for fiscal 2007, 2006, and 2005, respectively. At fiscal year end 2007, the minimum lease payment obligations under non-cancelable lease obligations were as follows:

(in millions)
Fiscal 2008	$117
Fiscal 2009	90
Fiscal 2010	71
Fiscal 2011	52
Fiscal 2012	41
Thereafter	175

Total	$546

        The Company also has purchase obligations related to commitments to purchase certain goods and services. At fiscal year end 2007, the Company had commitments to spend $92 million in fiscal 2008.

        At fiscal year end 2007, the Company also had a contingent purchase price commitment of $80 million related to the fiscal 2001 acquisition of Com-Net by the Wireless Systems segment. This represents the maximum amount payable to the former shareholders of Com-Net only after the construction and installation of a communications system for the State of Florida is finished and the State has approved the system based on the guidelines set forth in the contract. A liability for this contingency has not been recorded in the Company's Consolidated and Combined Financial Statements as the outcome of this contingency currently is not estimable.

        In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position, results of operations, or cash flows.

        As a part of the Separation and Distribution Agreement entered into upon Separation, any existing or potential liabilities related to Tyco International's outstanding litigation were assigned to the Company if Tyco Electronics was specifically identified in the lawsuit. However, any existing or potential liabilities that could not be associated with Tyco Electronics were allocated appropriately and post-separation sharing agreements were established. See "Part I. Item 3. Legal Proceedings" for a description of Tyco International's various significant outstanding litigation proceedings. Tyco Electronics will be responsible for certain potential liabilities that may arise upon the settlement of the pending litigation based on the post-separation sharing agreement. If Tyco International or Covidien were to default on their obligation to pay their allocated share of these liabilities, however, the Company would be required to pay additional amounts.

  Class Actions

        As a result of actions taken by certain of Tyco International's former senior corporate management, Tyco International, some members of Tyco International's former senior corporate management, former members of Tyco International's board of directors, Tyco International's former General Counsels and former Chief Financial Officer, and Tyco International's current Chief Executive Officer are named defendants in a number of purported class actions alleging violations of the disclosure provisions of the federal securities laws. Tyco International, certain of its current and former employees, some members of its former senior corporate management, and some former members of its board of directors also are named as defendants in several ERISA class actions. Tyco International is generally obligated to indemnify its directors and officers and its former directors and officers who are named as defendants in some or all of these matters to the extent required by Bermuda law. In addition, Tyco International's insurance carriers may decline coverage, or Tyco International's coverage may be insufficient to cover its expenses and liability, in some or all of these matters.

        On May 14, 2007, Tyco International entered into a memorandum of understanding with plaintiffs' counsel in connection with the settlement of 32 purported securities class action lawsuits. The memorandum of understanding does not resolve all securities cases, and several remain outstanding. In addition, the proposed settlement does not release claims arising under ERISA.

        Under the terms of the memorandum of understanding, the plaintiffs agreed to release all claims against Tyco International, the other settling defendants, and ten other individuals in consideration for the payment of $2,975 million from Tyco International to the certified class and assignment to the class of any net recovery of any claims possessed by Tyco International and the other settling defendants against Tyco International's former auditor, PricewaterhouseCoopers. Defendant PricewaterhouseCoopers was not a settling defendant and is not a party to the memorandum. However, PricewaterhouseCoopers subsequently agreed to participate in the settlement as a settling defendant, and in consideration of a release of all claims against it by the parties to the memorandum of understanding, agreed to make a payment of $225 million. Tyco International and the other settling defendants have denied and continue to deny any wrongdoing and legal liability arising from any of the facts or conduct alleged in the actions. The parties to the memorandum of understanding applied to the court for approval of the settlement agreement. On July 13, 2007, the court granted preliminary approval of the settlement. On November 2, 2007, the final fairness hearing for the class settlement was held, and the court indicated it would approve the settlement and stated a formal ruling would be issued shortly. If the settlement agreement does not receive final court approval, the memorandum of understanding will be null and void. By December 28, 2007, class participants must file their proofs of claim demonstrating their right to recovery under the class settlement.

        Under the terms of the Separation and Distribution Agreement that was entered into in connection with the Separation, Tyco International, Covidien, and the Company are jointly and severally liable for the full amount of the class action settlement. Additionally, under the Separation and Distribution Agreement, the companies share in the liability and related escrow account with Tyco International assuming 27%, Covidien 42%, and Tyco Electronics 31% of the total settlement amount.

        In the third quarter of fiscal 2007, the Company was allocated a charge from Tyco International of $922 million, for which no tax benefit was available. In addition, in fiscal 2007, the Company was allocated $35 million of income relating to Tyco International's expected recovery of certain costs from insurers, of which $31 million has been collected. The net charge of $887 million has been recorded on the Consolidated and Combined Statement of Operations as allocated class action settlement costs, net. The portions allocated to the Company are consistent with the sharing percentage included in the Separation and Distribution Agreement. Tyco International placed funds in escrow for the benefit of the class. The escrow account earns interest that is payable to the class. In addition, interest is accrued on the class action settlement liability. At fiscal year end 2007, the Company recorded $928 million on the Consolidated Balance Sheet for its portion of the escrow. In addition, the Company recorded a $2,992 million liability and a $2,064 million receivable from Tyco International and Covidien for their portion of the liability at fiscal year end 2007.

        If the proposed settlement were not consummated on the agreed terms or if the unresolved proceedings were to be determined adversely to Tyco International, the Company's share of any additional potential losses, which are not presently estimable, may have a material adverse effect on the Company's financial position, results of operations, or cash flows.

  Investigations

        Tyco International and others have received various subpoenas and requests from the SEC's Division of Enforcement, the U.S. Department of Labor, the General Service Administration, and others seeking the production of voluminous documents in connection with various investigations into Tyco International's governance, management, operations, accounting, and related controls. The Department of Labor is investigating Tyco International and the administrators of certain of its benefit plans. Tyco International has advised the Company that it cannot predict when these investigations will be completed, nor can it predict what the results of these investigations may be. It is possible that Tyco International will be required to pay material fines or suffer other penalties. It is not possible to estimate the amount of loss, or range of possible loss, if any, that might result from an adverse resolution of these matters. As a result, Tyco Electronics share of such potential losses also is not estimable and may have a material adverse effect on its financial position, results of operations, or cash flows.

  Compliance Matters

        Tyco International has received and responded to various allegations that certain improper payments were made by Tyco International subsidiaries, including Tyco Electronics subsidiaries, in recent years. During 2005 and 2006, Tyco International reported to the U.S. Department of Justice ("DOJ") and the SEC the investigative steps and remedial measures that it had taken in response to the allegations. Tyco International also informed the DOJ and the SEC that it retained outside counsel to perform a company-wide baseline review of its policies, controls, and practices with respect to compliance with the Foreign Corrupt Practices Act ("FCPA"), that it would continue to make periodic progress reports to these agencies, and that it would present its factual findings upon conclusion of the baseline review. Tyco International and Tyco Electronics have had communications with the DOJ and SEC to provide updates on the baseline review being conducted by outside counsel, including, as appropriate, briefings concerning additional instances of potential improper payments identified by Tyco International and the Company in the course of the Company's ongoing compliance activities. To date, the baseline review has revealed that some business practices may not comply with Tyco International and FCPA requirements. At this time, the Company cannot predict the outcome of other allegations reported to regulatory and law enforcement authorities and therefore cannot estimate the range of potential loss or extent of risk, if any, that may result from an adverse resolution of any or all of these matters. However, it is possible that the Company may be required to pay judgments, suffer penalties, or incur settlements in amounts that may have a material adverse effect on its financial position, results of operations, or cash flows. Any judgment, settlement, or other cost incurred by Tyco International in connection with these matters would be subject to the liability sharing provisions of the Separation and Distribution Agreement, which provides that any liabilities not primarily related to any of the businesses of Tyco International, Covidien, or Tyco Electronics will be shared equally among the companies.

  Intellectual Property and Antitrust Litigation

        The Company is a party to a number of patent infringement and antitrust actions that may require the Company to pay damage awards. The Company has assessed the status of these matters and has recorded liabilities related to certain of these matters where appropriate.

  Environmental Matters

        The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations, and alternative cleanup methods. As of fiscal year end 2007, the Company concluded that it was probable that it would incur remedial costs in the range of approximately $12 million to $23 million. As of fiscal year end 2007, the Company concluded that the best estimate within this range is approximately $16 million, of which $3 million is included in accrued and other current liabilities and $13 million is included in other liabilities on the Consolidated Balance Sheet. In view of the Company's financial position and reserves for environmental matters of $16 million, the Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its financial position, results of operations, or cash flows.

  Income Taxes

        The Company and its subsidiaries' income tax returns are periodically examined by various tax authorities. In connection with these examinations, tax authorities, including the Internal Revenue Service ("IRS"), have raised issues and proposed tax adjustments. The Company and Tyco International are reviewing and contesting certain of the proposed tax adjustments. Amounts related to these tax adjustments and other tax contingencies and related interest that management has assessed as probable and estimable and which relate specifically to the Tyco Electronics business have been recorded in the Company's Consolidated and Combined Financial Statements. In addition, the Company may be required to pay additional taxes for contingencies not related to the electronics businesses as a result of the tax liability sharing arrangements with Tyco International and Covidien entered into upon Separation.

        In fiscal 2004, in connection with the IRS audit of the fiscal 1997 through 2000 years, Tyco International submitted to the IRS proposed adjustments to these prior period U.S. federal income tax returns resulting in a reduction in the taxable income previously filed. During fiscal 2006, the IRS accepted substantially all of the proposed adjustments. Also during fiscal 2006, Tyco International developed proposed amendments to U.S. federal income tax returns for additional periods through fiscal 2002. On the basis of previously accepted amendments, the Company has determined that acceptance of these adjustments is probable and, accordingly, has recorded them, as well as the impacts of the adjustments accepted by the IRS, in the Consolidated and Combined Financial Statements. These adjustments resulted in a $205 million net decrease in deferred income tax assets and a $205 million decrease in income taxes in fiscal 2006. Such adjustments did not have a material impact on the Company's results of operations or cash flows.

        During the fourth quarter of fiscal 2007, Tyco International completed proposed amendments to a portion of its U.S. federal income tax returns for the 2001 through 2005 fiscal periods, which primarily reflected the roll forward of the previous amendments for the 1997 to 2002 fiscal periods. These adjustments resulted in a $9 million increase to the tax provision on the Company's Consolidated and Combined Financial Statements in fiscal 2007. Tyco International continues to complete proposed adjustments to the remainder of its U.S. federal income tax returns for periods subsequent to fiscal 2002. When the Company's tax return positions are updated, additional adjustments may be identified and recorded in the Consolidated Financial Statements. While the final adjustments cannot be determined until the income tax return amendment process is completed, the Company believes that any resulting adjustments will not have a material impact on its financial condition, results of operations, or cash flows.

        During the third quarter of fiscal 2007, the IRS concluded its field examination of certain of Tyco International's U.S. federal income tax returns for the years 1997 though 2000 and issued anticipated Revenue Agents' Reports which reflect the IRS' determination of proposed tax adjustments for the periods under audit. The Revenue Agents' Reports propose tax audit adjustments to certain of Tyco International's previously filed tax return positions, all of which Tyco International expected and previously assessed at each balance sheet date. Accordingly, the Company has made no additional provision during fiscal 2007 with respect to its share of the proposed audit adjustments in the Revenue Agents' Reports.

        Tyco International has agreed with the IRS on adjustments totaling $498 million, with an estimated cash impact to Tyco International of $458 million, and during the third quarter of fiscal 2007, Tyco International paid $458 million. The Company's portion of this payment reduced income taxes on the Consolidated Balance Sheet by $163 million. Currently, it is the Company's understanding that Tyco International will appeal other proposed tax audit adjustments totaling approximately $1 billion and intends to vigorously defend its prior filed tax return positions. The Company continues to believe that the amounts recorded in its Consolidated and Combined Financial Statements relating to these tax adjustments are sufficient. However, the ultimate resolution of these matters is uncertain and could result in a material impact to the Company's financial position, results of operations, or cash flows. In addition, ultimate resolution of these matters could result in Tyco International filing amended U.S. federal income tax returns for years subsequent to the current fiscal 1997 to 2000 audit period and could have a material impact on the Company's effective tax rate in future reporting periods.

        Additionally, the IRS proposed civil fraud penalties against Tyco International arising from alleged actions of former executives in connection with certain intercompany transfers of stock in 1998 and 1999. Based on statutory guidelines, the Company estimates the proposed penalties could range between $30 million and $50 million. Any penalty imposed would be subject to sharing with Tyco International and Covidien under the Tax Sharing Agreement. Currently, it is the Company's understanding that Tyco International will vigorously oppose the assertion of any such penalties.

        In connection with the Separation, the Company entered into a Tax Sharing Agreement that generally governs Covidien's, Tyco Electronics' and Tyco International's respective rights,

responsibilities, and obligations after the distribution with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of the shares of Covidien or Tyco Electronics to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code (the "Code") or certain internal transactions undertaken in anticipation of the spin-offs to qualify for tax-favored treatment under the Code.

        Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, upon Separation, the Company has entered into certain guarantee commitments and indemnifications with Tyco International and Covidien. Under these agreements, principally the Tax Sharing Agreement, Tyco International, Covidien, and Tyco Electronics share 27%, 42%, and 31%, respectively, of certain contingent liabilities relating to unresolved tax matters of legacy Tyco International. The effect of the Tax Sharing Agreement is to indemnify the Company for 69% of all liabilities settled by the Company with respect to unresolved legacy tax matters. Pursuant to that indemnification, the Company has made similar indemnifications to Tyco International and Covidien with respect to 31% of all liabilities settled by the companies with respect to unresolved legacy tax matters. If any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, the Company would be responsible for a portion of the defaulting party or parties' obligation.

        Upon Separation, $930 million of Tyco International's contingent tax liabilities related to unresolved tax matters were transferred to the Company in accordance with the Tax Sharing Agreement. In addition, the Company recorded a receivable from Tyco International and Covidien of $675 million on the Consolidated Balance Sheet at June 29, 2007 relating to indemnifications made by Tyco International and Covidien under the Tax Sharing Agreement. During the fourth quarter of fiscal 2007, an analysis of the tax reserves held by the Company, Tyco International, and Covidien indicated that the Company is the primary obligor for an additional $161 million of tax and related interest for which reserves had been recorded on the books of Tyco International and Covidien. Accordingly, the amounts recorded by the Company upon Separation for contingent tax liabilities and the corresponding assets for indemnifications made by Tyco International and Covidien were increased to reflect these additional amounts. The initial liability at Separation and the adjustment made in the fourth quarter of fiscal 2007 were reflected as adjustments to contributed surplus on the Consolidated Balance Sheet.

        The Company's contractual obligation under the Tax Sharing Agreement is 31% of legacy Tyco International contingent tax liabilities, or $675 million. This net obligation is comprised of shared contingent tax liabilities of $1,223 million, adjusted for the contractual obligations among the parties to the Tax Sharing Agreement. These contractual obligations consist of a $844 million receivable from Tyco International and Covidien related to the Company's shared contingent tax liabilities, a $198 million liability applicable to Tyco International and Covidien contingent tax liabilities, and a $98 million liability under FIN 45 related to the estimated fair value of future indemnifications made under the Tax Sharing Agreement. See further discussion in Note 13. The actual amounts that the Company may be required to ultimately accrue or pay under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years. See Note 17 for additional information regarding the Company's responsibility for contingent tax liabilities.

  Other Matters

        The Company is a defendant in a number of other pending legal proceedings incidental to present and former operations, acquisitions, and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its financial position, results of operations, or cash flows.

17. Related Party Transactions

  Trade Activity

        Prior to Separation, the Company sold certain of its manufactured products consisting primarily of connectors and cable assemblies to Tyco International and its affiliates, at prices which approximated fair value. Sales to Tyco International and its affiliates, which are included in net sales on the Consolidated and Combined Statements of Operations, were $60 million during the first nine months of fiscal 2007 and $76 million in both fiscal 2006 and 2005.

  Cash

        During the fourth quarter of fiscal 2007, the Company transferred $27 million of funds to Tyco International to adjust for differences between the Company's cash balance at June 29, 2007 and its final cash balance as determined in accordance with the Separation and Distribution Agreement. This transfer has been recorded as an adjustment to contributed surplus on the Consolidated and Combined Financial Statements.

  Debt and Related Items

        The Company was allocated a portion of Tyco International's consolidated debt, net interest expense, and loss on retirement of debt. See Note 12 for further information regarding these allocations.

  Allocated Expenses

        In the third quarter of fiscal 2007, the Company was allocated a net charge from Tyco International of $887 million related to the class action settlement. See Note 16 for further information regarding the class action settlement.

        Prior to Separation, the Company was allocated general corporate overhead expenses from Tyco International for corporate-related functions based on a pro-rata percentage of Tyco International's consolidated net revenue. General corporate overhead expenses primarily related to centralized corporate functions, including treasury, tax, legal, internal audit, human resources, and risk management functions. During fiscal 2007, 2006, and 2005, the Company was allocated $152 million, $177 million, and $198 million, respectively, of general corporate overhead expenses incurred by Tyco International, which are included within selling, general, and administrative expenses in the Consolidated and Combined Statements of Operations.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

        As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses and net class action settlement costs from Tyco International were reasonable. However, such expenses may not be indicative of the actual level of expenses that would have been or will be incurred by the Company if it were to operate as an independent, publicly-traded company. As such, the financial information herein may not necessarily reflect the consolidated and combined financial position, results of operations, and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly-traded company during the periods presented.

  Transactions with Tyco Electronics' and Tyco International's Directors

        During fiscal 2007, the Company engaged in commercial transactions in the normal course of business with companies where Tyco Electronics' directors were employed and served as officers. Purchases from such companies aggregated less than one percent of net sales in fiscal 2007. In addition, during periods prior to the Separation in fiscal 2007, 2006, and 2005, the Company engaged in commercial transactions in the normal course of business with companies where Tyco International's directors were employed and served as officers. During each of these periods, Tyco Electronics' purchases from such companies aggregated less than one percent of net sales.

  Separation and Distribution Agreement

        Upon Separation, the Company entered into a Separation and Distribution Agreement and other agreements with Tyco International and Covidien to effect the Separation and provide a framework for the Company's relationships with Tyco International and Covidien after the distribution of the Company's and Covidien's shares to Tyco International's shareholders (the "Distribution"). These agreements govern the relationships among Tyco International, Covidien, and the Company subsequent to the Separation and provide for the allocation to the Company and Covidien of certain of Tyco International's assets, liabilities, and obligations attributable to periods prior to the Separation.

        Under the Separation and Distribution Agreement and other agreements, subject to certain exceptions contained in the Tax Sharing Agreement, the Company, Covidien, and Tyco International assumed 31%, 42%, and 27%, respectively, of certain of Tyco International's contingent and other corporate liabilities. All costs and expenses associated with the management of these contingent and other corporate liabilities will be shared equally among the parties. These contingent and other corporate liabilities primarily relate to consolidated securities litigation and any actions with respect to the Separation or the Distribution brought by any third party. If any party responsible for such liabilities were to default in its payment, when due, of any of these assumed obligations, each non-defaulting party would be required to pay equally with any other non-defaulting party the amounts in default. Accordingly, under certain circumstances, Tyco Electronics may be obligated to pay amounts in excess of its agreed-upon share of the assumed obligations related to such contingent and other corporate liabilities, including associated costs and expenses.

  Tax Sharing Agreement

        Upon Separation, the Company entered into a Tax Sharing Agreement, under which the Company shares responsibility for certain of its, Tyco International's, and Covidien's income tax liabilities based on a sharing formula for periods prior to and including June 29, 2007. The Company, Covidien, and Tyco International share 31%, 42%, and 27%, respectively, of U.S. income tax liabilities that arise from adjustments made by tax authorities to its, Tyco International's, and Covidien's U.S. income tax returns.

The effect of the Tax Sharing Agreement is to indemnify the Company for 69% of all liabilities settled by the Company with respect to unresolved legacy tax matters. Pursuant to that indemnification, the Company has made similar indemnifications to Tyco International and Covidien with respect to 31% of all liabilities settled by the companies relating to unresolved legacy tax matters. All costs and expenses associated with the management of these shared tax liabilities shall be shared equally among the parties. The Company will be responsible for all of its own taxes that are not shared pursuant to the Tax Sharing Agreement's sharing formula. In addition, Tyco International and Covidien will be responsible for their tax liabilities that are not subject to the Tax Sharing Agreement's sharing formula.

        All of the tax liabilities of Tyco International that were associated with Tyco International subsidiaries that are included in Tyco Electronics following the Separation became Tyco Electronics' tax liabilities upon Separation. Although Tyco Electronics has agreed to share certain tax liabilities with Tyco International and Covidien pursuant to the Tax Sharing Agreement, Tyco Electronics remains primarily liable for all of these liabilities. If Tyco International and Covidien default on their obligations to Tyco Electronics under the Tax Sharing Agreement, Tyco Electronics would be liable for the entire amount of these liabilities.

        If any party to the Tax Sharing Agreement were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party's fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, the Company could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, the Company may be obligated to pay amounts in excess of its agreed upon share of its, Tyco International's, and Covidien's tax liabilities.

18. Income Taxes

        Significant components of the income tax provision for fiscal 2007, 2006, and 2005 are as follows:

	Fiscal
	2007	2006	2005
	(in millions)
Current:
United States:
Federal	$45	$(181)	$22
State	2	(25)	24
Non-U.S.	281	301	382

Current income tax provision	328	95	428

Deferred:
United States:
Federal	153	75	(176)
State	(7)	(31)	73
Non-U.S.	17	(58)	38

Deferred income tax provision	163	(14)	(65)

	$491	$81	$363

        The U.S. and non-U.S. components of income from continuing operations before income taxes and minority interest for 2007, 2006, and 2005 are as follows:

	Fiscal
	2007	2006	2005
	(in millions)
U.S.	$285	$302	$62
Non-U.S.	34	1,232	1,286

Income from continuing operations before income taxes and minority interest	$319	$1,534	$1,348

        The reconciliation between U.S. federal income taxes at the statutory rate and the Company's provision for income taxes on continuing operations for fiscal 2007, 2006, and 2005 are as follows:

	Fiscal
	2007	2006	2005
	(in millions)
Notional U.S. federal income tax expense at the statutory rate	$112	$537	$472
Adjustments to reconcile to the income tax provision:
U.S. state income tax (benefit) provision, net	(3)	(36)	63
Tax credits	(8)	(12)	(14)
Non-U.S. net earnings(1)	(96)	(122)	(184)
Nondeductible charges	6	32	6
Change in accrued income tax liabilities	53	21	110
Allocated loss (gain) on retirement of debt	81	(87)	127
Tax law changes	(11)	—	—
Class action settlement	312	—	—
Divestitures and impairments	—	—	(105)
Valuation allowance	26	(268)	(129)
Proposed adjustments to prior year tax returns	9	—	—
Other	10	16	17

Provision for income taxes	$491	$81	$363

(1)
Excludes asset impairments, nondeductible charges, and other items which are broken out separately in the table.

        In fiscal year 2007, no tax benefits were recorded related to the pre-tax charges for the class action settlement and loss on retirement of debt. The net increase of $26 million of deferred tax asset valuation allowances in fiscal 2007 reflects the tax impacts of increased borrowings as a result of the class action settlement and the Company's separation from Tyco International.

        The net decrease of $268 million of deferred tax asset valuation allowances in fiscal 2006 is primarily driven by improved profitability in certain jurisdictions, principally the U.S. The Company's U.S. results of operations in fiscal 2006 combined with other available evidence, including projections of future taxable income, indicate that it is more likely than not the Company will realize additional deferred tax assets in the future and accordingly the related valuation allowances were reduced. Reflected in the state tax provision line for fiscal 2006 is a $39 million state tax benefit primarily related to the Tyco Global Network divestiture.

        The allocated loss on retirement of debt in fiscal 2006 is a cumulative one-time benefit of $87 million associated with the receipt of a favorable non-U.S. tax ruling permitting the deduction of historical debt retirement costs. This benefit is partially offset by an increased valuation allowance of $62 million relating to the deferred tax asset associated with net operating losses created by the debt retirement deductions. This $62 million is reflected on the valuation allowance line in the table above.

        Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset at fiscal year end 2007 and 2006 are as follows:

	Fiscal
	2007	2006
	(in millions)
Deferred tax assets:
Accrued liabilities and reserves	$253	$439
Tax loss and credit carryforwards	2,135	1,936
Inventories	60	35
Pension and postretirement benefits	143	151
Deferred revenue	26	68
Other	146	144

	2,763	2,773

Deferred tax liabilities:
Intangible assets	(378)	(347)
Property, plant, and equipment	(148)	(197)
Other	(132)	(170)

	(658)	(714)

Net deferred tax asset before valuation allowance	2,105	2,059
Valuation allowance	(703)	(611)

Net deferred tax asset	$1,402	$1,448

        At fiscal year end 2007, the Company had approximately $1,253 million of U.S. federal and $192 million of U.S state net operating loss carryforwards (tax effected) which will expire in future years through 2027. In addition, at fiscal year end 2007, the Company had approximately $143 million of U.S. federal tax credit carryforwards, of which $22 million have no expiration and $121 million will expire in future years through 2027, and $40 million of U.S. state tax credits carryforwards which will expire in future years through 2027. The Company also had $5 million of U.S. federal contribution carryforwards (tax effected) expiring through 2011 and $21 million of U.S. federal capital loss carryforwards (tax effected) expiring through 2010 at fiscal year end 2007.

        At fiscal year end 2007, the Company had approximately $466 million of net operating loss carryforwards (tax effected) in certain non-U.S. jurisdictions, of which $164 million have no expiration and $302 million will expire in future years through 2017. Also, at fiscal year end 2007, there were

$6 million of non-U.S. tax credit carryforwards which will expire in future years through 2013 and $9 million of non-U.S. capital loss carryforwards (tax effected) with no expiration.

        The valuation allowance for deferred tax assets of $703 million and $611 million at fiscal year end 2007 and 2006, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires that a valuation allowance be established or maintained when it is "more likely than not" that all or a portion of deferred tax assets will not be realized. At fiscal year end 2007, approximately $4 million of the valuation allowance will ultimately reduce goodwill and approximately $16 million of the valuation allocation will be recorded to equity if certain net operating losses and tax credit carryforwards are utilized.

        The Company and its subsidiaries' income tax returns are periodically examined by various regulatory tax authorities. See "Income Taxes" in Note 16 for further information.

        The calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across its global operations. The Company recognizes potential liabilities and records tax liabilities as well as related interest for anticipated tax audit issues in the U.S. and other tax jurisdictions based on its estimate of whether, and the extent to which, additional taxes and related interest will be due. These tax liabilities and related interest are reflected net of the impact of related tax loss carryforwards as such tax loss carryforwards will be applied against these tax liabilities and will reduce the amount of cash tax payments due upon the eventual settlement with the tax authorities. The Company adjusts these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company's current estimate of the tax liabilities. Further, management has reviewed with tax counsel the issues raised by these taxing authorities and the adequacy of these recorded amounts. If the Company's estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary. Substantially all of these potential tax liabilities are recorded in income taxes on the Consolidated and Combined Balance Sheets as payment is not expected within one year.

        Except for earnings that are currently distributed, no additional provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to basis differences in investments in subsidiaries, as such earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if the intention to permanently reinvest earnings were to change and amounts are distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

19. Other Expense, Net

        Other expense, net of $219 million in fiscal 2007 includes an allocation from Tyco International of $232 million for loss on retirement of debt. See Note 12 for additional information. Additionally, in fiscal 2007, the Company recorded other income of $13 million associated with Tyco International's and Covidien's share of certain contingent tax liabilities relating to unresolved tax matters of legacy Tyco International. For further information regarding the Tax Sharing Agreement, see Notes 16 and 17.

        Other expense, net in fiscal 2005 includes an allocation of $365 million from Tyco International for loss on retirement of debt. See Note 12 for additional information.

        The allocation methodology for the loss on retirement of debt is consistent with the treatment of debt and net interest expense as described in Note 12. Management believes that this allocation was reasonable given the impact such retirements had on the overall capital structure of Tyco International. However, these amounts may not be indicative of the actual losses on the retirement of debt that the Company would have incurred had the Company been operating as a separate, stand-alone company for the periods presented.

20. (Loss) Earnings Per Share

        The computation of basic (loss) earnings per share is based on the Company's net (loss) income divided by the basic weighted-average number of common shares. On June 29, 2007, the Separation from Tyco International was completed in a tax-free distribution to the Company's shareholders of one common share of Tyco Electronics Ltd. for every four common shares of Tyco International held on June 18, 2007. As a result, on June 29, 2007, the Company had 497 million common shares outstanding. The same number of shares is being used for both diluted earnings per share and basic earnings per share for all periods prior to the date of Separation as no Tyco Electronics equity awards were outstanding prior to the Separation.

        The following table sets forth the denominators of the basic and diluted (loss) earnings per share computations:

	Fiscal
	2007	2006	2005
	(in millions)
Weighted-average shares outstanding:
Basic	497	497	497
Stock options and restricted stock awards	—	—	—

Diluted	497	497	497

        For the year ended September 28, 2007, options to purchase Tyco Electronics' common shares with the underlying exercise prices less than the average market prices were outstanding, but were excluded from the calculations of diluted loss per share, as inclusion of these securities would have been antidilutive. Such shares not included in the computation of diluted loss per share totaled 3 million as of September 28, 2007.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

        In addition, certain share option awards were not included in the computation of diluted loss per share for the year ended September 28, 2007 because the instruments' underlying exercise prices were greater than the average market prices of Tyco Electronics' common shares and inclusion would be antidilutive. Such shares not included in the computation of diluted loss per share totaled 20 million as of September 28, 2007.

        The Separation and Distribution Agreement entered into pursuant to Separation requires that the Company issue common shares, as needed, to satisfy convertible debentures issued prior to Separation by Tyco International and retained by Tyco International subsequent to Separation. Up to approximately 250,000 shares could be issued to satisfy convertible debentures. For the year ended September 28, 2007, the number of shares issuable to holders of unconverted Tyco International debt would be antidilutive. Such shares not included in the computation of diluted loss per share were insignificant as of September 28, 2007.

        The following table sets forth the computation of basic and diluted (loss) earnings per share utilizing the net income for the year and the Company's basic and diluted shares outstanding:

	Fiscal
	2007	2006	2005
	(in millions, except per share data)
Net (loss) income	$(554)	$1,193	$1,144
Basic and diluted weighted-average shares outstanding	497	497	497

Basic and diluted (loss) earnings per share	$(1.11)	$2.40	$2.30

21. Equity

  Parent Company Investment

        For all periods prior to June 29, 2007, Tyco International's investment in the electronics businesses is shown as parent company investment in the Combined Financial Statements. Parent company investment represents the historical investment of capital into the Company, the Company's accumulated net earnings after taxes, and the net effect of transactions with and allocations from Tyco International. See Note 17 for additional information regarding the allocation to the Company of various expenses incurred by Tyco International.

        On June 29, 2007, Tyco International completed a distribution of one common share of Tyco Electronics Ltd. for every four common shares of Tyco International. Following the Separation, the Company had 497 million common shares outstanding. After the Separation adjustments were recorded on June 29, 2007, the remaining parent company investment balance, which includes all earnings prior to the Separation, was transferred to contributed surplus. Net income subsequent to the Separation is included in accumulated earnings.

  Preferred Shares

        The Company has authorized 125,000,000 preferred shares, par value of $0.20 per share, none of which were issued and outstanding at September 28, 2007. Rights as to dividends, return of capital, redemption, conversion, voting, and otherwise with respect to the preferred shares may be determined by the Company's board of directors on or before the time of issuance. In the event of the liquidation of the Company, the holders of any preferred shares then outstanding would be entitled to payment to them of the amount for which the preferred shares were subscribed and any unpaid dividends prior to any payment to the common shareholders.

  Dividends

        In September 2007, the Company's board of directors declared a regular quarterly cash dividend of $0.14 per common share to be paid on November 1, 2007. The declared but unpaid dividend is recorded in accrued and other current liabilities on the Consolidated Balance Sheet at fiscal year end 2007.

  Share Repurchase Program

        In September 2007, the Company's board of directors authorized a share repurchase program of $750 million to purchase a portion of the Company's outstanding common shares. No common shares were repurchased under this program in fiscal 2007.

22. Accumulated Other Comprehensive Income

        The components of accumulated other comprehensive income are as follows:

	Currency Translation(1)	Unrealized (Loss) Gain on Securities	Unrecognized Pension and Postretirement Benefit Costs	Unrealized Loss on Cash Flow Hedge	Accumulated Other Comprehensive Income
	(in millions)
Balance at October 1, 2004	$744	$2	$(255)	$—	$491
Pre-tax current period change	(87)	(1)	(116)	—	(204)
Income tax benefit	—	—	44	—	44

Balance at September 30, 2005	657	1	(327)	—	331
Pre-tax current period change	242	—	150	—	392
Income tax expense	—	—	(53)	—	(53)

Balance at September 29, 2006	899	1	(230)	—	670
Pre-tax current period change	453	—	319	(53)	719
Income tax expense	—	—	(112)	—	(112)

	1,352	1	(23)	(53)	1,277
Adoption of SFAS No. 158:
Pre-tax current period change	—	—	(347)	—	(347)
Income tax benefit	—	—	122	—	122

Total	—	—	(225)	—	(225)

Balance at September 28, 2007	$1,352	$1	$(248)	$(53)	$1,052

(1)
During fiscal 2006, $38 million was transferred from currency translation adjustments as a result of the sale of non-U.S. entities. The $38 million gain is included in (loss) income from discontinued operations in the Combined Statement of Operations. During fiscal 2005, $30 million was transferred from currency translation adjustments and included in net income as a result of the sale of non-U.S. entities. The $30 million gain in fiscal 2005 related to the Tyco Global Network and is included in gain on divestiture in the Combined Statement of Operations.

23. Share Plans

        Prior to Separation on June 29, 2007, all equity awards (restricted share awards and share options) held by Company employees were granted under the Tyco International Ltd. 2004 Stock and Incentive Plan or other Tyco International equity incentive plans. All equity awards granted by the Company subsequent to Separation were granted under the Tyco Electronics Ltd. 2007 Stock and Incentive Plan (the "2007 Plan"). The 2007 Plan is administered by the Management Development and Compensation Committee of the board of directors of Tyco Electronics, which consists exclusively of independent directors of Tyco Electronics and provides for the award of stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, deferred stock units, restricted stock, promissory stock, and other stock-based awards (collectively, "Awards"). The 2007 Plan provides for a maximum of 25 million common shares to be issued as Awards, subject to adjustment as provided under the terms of the 2007 Plan. The 2007 Plan allows for the use of authorized but unissued shares or treasury shares to be used to satisfy such awards.

        Prior to the Separation, all employee equity awards were granted by Tyco International. At the time of Separation, significantly all of Tyco International's outstanding restricted share awards issued to Company employees prior to September 29, 2006 were converted into restricted share awards of the Company at a ratio of one share of the Company for every four Tyco International common shares. The conversion of those pre-September 29, 2006 awards also resulted in the issuance of one restricted share award in Tyco International and Covidien. The conversion of pre-September 29, 2006 awards to executives and employees of Tyco International and Covidien resulted in the issuance of a Tyco Electronics Ltd. restricted share award for every four Tyco International awards that existed. The remaining restricted share and share option awards issued to Company employees converted into restricted share and share option awards of the Company based on a ratio of the Company's final pre-Separation when-issued share price and Tyco International's pre-Separation closing share price. All share option awards granted prior to September 29, 2006 to Company employees who were identified as "Tyco Corporate Employees' prior to Separation converted to share option awards in each of the three post-Separation companies based on ratios of the respective company's final pre-Separation when-issued share price and Tyco International's pre-Separation closing share price. All share option award conversions were done in accordance with Sections 409A and 424 of the Code. Upon Separation, all performance conditions on outstanding performance share awards to Company employees were lifted and those awards converted to restricted share awards in the Company's stock only.

Restricted Share Awards

        Restricted share awards are granted subject to certain restrictions. Conditions of vesting are determined at the time of grant under the 2007 Plan. All restrictions on the award will lapse upon retirement or normal retirement eligibility, death, or disability of the employee. Recipients of restricted shares have the right to vote such shares and receive dividends, whereas recipients of restricted units have no voting rights and receive dividend equivalents. For grants which vest based on certain specified performance criteria, the fair market value of the shares or units is expensed over the period of performance, once achievement of criteria is deemed probable. For grants that vest through passage of time, the fair market value of the award at the time of the grant is amortized to expense over the period of vesting. The fair value of restricted share awards is determined based on the market value of the Company's shares on the grant date. Restricted share awards generally vest in one-third increments over a period of four years beginning in the second year, as determined by the Management Development and Compensation Committee, or upon attainment of various levels of performance that equal or exceed targeted levels, if applicable. The compensation expense recognized for restricted share awards is net of estimated forfeitures.

        A summary of the status of restricted share awards and performance share grants by Tyco International prior to Separation and Tyco Electronics subsequent to Separation as of fiscal year end 2007 and changes during the year then ended is presented below:

Non-vested Restricted Share Awards	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at September 30, 2006	2,492,825	$29.90
Granted by Tyco International prior to Separation	1,472,960	30.34
Vested prior to Separation	(682,696)	27.71
Forfeited prior to Separation	(114,949)	29.87
Awards granted pursuant to the Separation	1,713,945	34.08
Effect of Separation on grants made by Tyco International	(1,641,204)	30.47
Granted by Tyco Electronics subsequent to Separation	1,896,610	39.69
Vested subsequent to Separation	(703,098)	35.60
Forfeited subsequent to Separation	(35,848)	35.72

Non-vested at September 28, 2007	4,398,545	$36.96

        Included in the Awards granted pursuant to Separation above are 1,337,767 restricted share awards granted to employees and executives of Tyco International and Covidien. Fifty percent of those awards vested on July 2, 2007 and the remaining fifty percent will vest on January 2, 2008. Any expense related to this accelerated vesting is borne by the company employing the individual to whom the grant was awarded, either Tyco International or Covidien.

        Fifty percent of the expense associated with issuance of Tyco International and Covidien restricted share awards made to employees of the Company as a result of the Separation was recorded by the Company on July 2, 2007 and the remaining fifty percent is being expensed ratably through January 2, 2008. This acceleration of expense for Company employees is borne by the Company and is included in the Consolidated and Combined Statement of Operations within separation costs and (loss) income from discontinued operations.

        The weighted-average grant-date fair value of Tyco International restricted share awards granted to Tyco Electronics employees during pre-Separation fiscal 2007, 2006 and 2005 was $30.34, $28.96, and $35.52 respectively. The weighted-average grant-date fair value of Tyco Electronics restricted share awards granted during fiscal 2007 was $39.69. The total fair value of restricted share awards vested for grants made by Tyco International to Tyco Electronics employees was $19 million during pre-Separation fiscal 2007, $5 million during fiscal 2006, and less than $1 million during fiscal 2005. The total fair value of restricted share awards vested for grants made by Tyco Electronics was $25 million during fiscal 2007.

Non-vested Performance Shares	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at September 30, 2006	117,600	$29.00
Granted by Tyco International prior to Separation	33,260	28.18
Forfeited prior to Separation	(1,900)	27.93
Awards granted pursuant to the Separation	19,600	29.00
Effect of Separation on grants made by Tyco International	(168,560)	28.85

Non-vested at September 28, 2007	—	$—

        The total fair value of Tyco International performance shares granted to Tyco Electronics employees vested during pre-Separation fiscal 2007, 2006, and 2005 was insignificant. Tyco Electronics issued no performance shares during fiscal 2007.

        As of fiscal year end 2007, there was $89 million of total unrecognized compensation cost related to both non-vested Tyco Electronics restricted share awards and performance shares. That cost is expected to be recognized over a weighted-average period of 2.4 fiscal years.

  Deferred Stock Units

        Deferred Stock Units ("DSUs") are notional units that are tied to the value of Tyco Electronics common shares with distribution deferred until termination of employment. Distribution, when made, will be in the form of actual shares. Similar to restricted share grants that vest through the passage of time, the fair value of DSUs is determined based on the market value of the Company's shares on the grant date and is amortized to expense over the vesting period. Recipients of DSUs do not have the right to vote such shares and do not have the right to receive cash dividends. However, they have the right to receive dividend equivalents, which are delivered at the same time as the underlying DSUs. Conditions of vesting are determined at the time of grant. During fiscal year 2007, the Company granted 44,450 DSUs that vested immediately. The grant date fair value of those grants was expensed immediately and was determined to be insignificant.

  Share Options

        Share options (or Options) are granted to purchase Tyco Electronics common shares at prices which are equal to or greater than the market price of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant under the 2007 Plan. Options generally vest and become exercisable in equal annual installments over a period of four years and will generally expire 10 years after the date of grant.

        As a result of the Separation, 7,217,640 share option awards were issued to employees and executives of Tyco International and Covidien. Share option activity for grants by Tyco International prior to Separation and Tyco Electronics subsequent to Separation as of fiscal year end 2007 and changes during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in millions)
Outstanding at September 30, 2006	32,998,698	$36.96
Granted by Tyco International prior to Separation	2,440,402	30.26
Exercised prior to Separation	(6,034,977)	23.92
Expired prior to Separation	(1,498,008)	45.80
Forfeited prior to Separation	(291,884)	30.77
Awards granted pursuant to the Separation	8,235,259	35.76
Effect of Separation on grants made by Tyco International	(5,422,945)	37.28
Granted by Tyco Electronics subsequent to Separation	3,205,100	39.72
Exercised subsequent to Separation	(557,891)	24.35
Expired subsequent to Separation	(724,573)	57.74
Forfeited subsequent to Separation	(41,610)	39.70

Outstanding at September 28, 2007	32,307,571	$42.86	5.3	100

Vested and unvested expected to vest at September 28, 2007	31,118,728	$43.06	5.3	99
Exercisable at September 28, 2007	24,435,466	44.53	4.1	96

        The conversion of Tyco International share option awards into Tyco Electronics share option awards at Separation was considered a modification of an award in accordance with SFAS No. 123R, "Share Based Payment." As a result, the Company compared the fair value of the award immediately prior to the Separation to the fair value immediately after the Separation to measure incremental compensation cost. The conversion resulted in an increase in the fair value of the awards of $13 million. Of that amount, the Company recorded non-cash compensation expense of $11 million in separation costs in the Consolidated and Combined Statement of Operations for fiscal year 2007. The remaining $2 million of modification expense will be recorded through 2011.

        As of fiscal year end 2007, there was $58 million of total unrecognized compensation cost related to non-vested Tyco Electronics share options granted under Tyco Electronics share option plans. The cost is expected to be recognized over a weighted-average period of 2.1 years.

  Stock-Based Compensation

        Effective October 1, 2005, the Company adopted the provisions of SFAS No. 123R using the modified prospective transition method. As a result, the Company's results from continuing operations for fiscal 2006 include incremental share-based compensation expense of $40 million. Share-based compensation cost during fiscal 2007, 2006, and 2005 totaled $100 million, $69 million, and $20 million, respectively, of which $93 million, $64 million, and $19 million, respectively, have been included in the Consolidated and Combined Statements of Operations within selling, general, and administrative expenses and separation costs. Share-based compensation expense of $7 million, $5 million, and $1 million, respectively, has been included in the Consolidated and Combined Statements of Operations within (loss), income from discontinued operations, net of tax for fiscal 2007, 2006, and 2005. The Company has recognized a related tax benefit associated with its share-based compensation arrangements of $27 million, $19 million, and $6 million in fiscal 2007, 2006, and 2005, respectively.

        Prior to October 1, 2005, the Company accounted for share-based compensation plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, as permitted by SFAS No. 123, and accordingly did not recognize compensation expense for the issuance of options with an exercise price equal to or greater than the market price of the stock at the date of grant. If Tyco International and the Company applied the fair value based method prescribed by SFAS No. 123, for share options granted by Tyco International to Tyco Electronics employees, the effect on net income would have been as follows:

Fiscal 2005
(in millions, except per share data)
Net income, as reported	$1,144
Add: Employee compensation expense for share options included in reported net income, net of income	5
Less: Total employee compensation expense for share options determined under fair value method, net	(35)

Net income, pro forma	$1,114

Earnings per share:
Basic and diluted, as reported	$2.30
Basic and diluted, pro forma	2.24

        The grant-date fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected stock price volatility was calculated based on the historical volatility of the stock of a composite of peers of Tyco Electronics and implied volatility derived from exchange traded options on that same composite of peers. The average expected life was based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The expected annual dividend per share was based on Tyco Electronics' expected dividend rate. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on voluntary termination behavior, as well as an analysis of actual option forfeitures.

        The weighted-average assumptions Tyco International used in the Black-Scholes option pricing model for pre-Separation fiscal 2007, 2006, and 2005 are as follows:

	Fiscal
	2007	2006	2005
Expected stock price volatility	32%	34%	33%
Risk free interest rate	4.3%	4.3%	4.1%
Expected annual dividend per share	$0.64	$0.40	$0.40
Expected life of options (years)	4.9	4.0	4.3

        The weighted-average assumptions Tyco Electronics used in the Black-Scholes option pricing model for post-Separation grants in fiscal 2007 are as follows:

Fiscal 2007
Expected stock price volatility	30%
Risk free interest rate	4.9%
Expected annual dividend per share	$0.56
Expected life of options (years)	5.2

        The weighted-average grant-date fair values of Tyco International options granted to Tyco Electronics employees during pre-Separation fiscal 2007, 2006, and 2005 were $9.52, $8.96, and $10.97, respectively. The total intrinsic value of Tyco International options exercised by Tyco Electronics employees during pre-Separation fiscal 2007, 2006, and 2005 was $48 million, $22 million, and $32 million, respectively.

        The weighted-average grant-date fair value of Tyco Electronics options granted during post-Separation fiscal 2007 was $12.34. The total intrinsic value of Tyco Electronics options exercised during post-Separation fiscal 2007 was $7 million. The total cash received by the Company related to the exercise of options totaled $14 million. The related excess cash tax benefit classified as a financing cash inflow for fiscal 2007 in the Consolidated and Combined Statement of Cash Flows was not significant.

  Employee Stock Purchase Plans

        The Company has adopted the Tyco Electronics Ltd. Employee Stock Purchase Plan (the "ESP Plan"). Substantially all full-time employees of the Company's U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries will be eligible to participate in this employee share purchase plan. Eligible employees authorize payroll deductions to be made for the purchase of shares. The Company matches a portion of the employee contribution by contributing an additional 15% of the employee's payroll deduction on the first $40,000 of payroll deductions. All shares purchased under the ESP Plan are purchased on the open market by a designated broker. The Company expects to allow participation in the ESP Plan during the first quarter of fiscal 2008.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

        Tyco Electronics also maintains two other employee stock purchase plans for the benefit of employees of certain qualified non-U.S. subsidiaries. The terms of these plans provided employees the right to purchase shares of the Company's stock at a stated price and receive certain tax benefits.

        The Company has adopted the Tyco Electronics Ltd. Savings Related Share Plan (the "UK SAYE Plan"). Under the UK SAYE Plan, eligible employees in the United Kingdom are granted options to purchase shares at the end of three years of service at 85% of the market price at the time of grant. Options under the UK SAYE Plan are generally exercisable after a period of three years and expire six months after the date of vesting. The Company expects to allow participation in the UK SAYE Plan during the second quarter of fiscal 2008.

        The Company also has adopted the Tyco Electronics Ireland Limited Irish Revenue Approved Profit Sharing Plan (the "Irish Bonus Plan"). Under the Irish Bonus Plan, eligible employees are offered the opportunity to acquire shares using a portion of their bonus. Such employees also have the opportunity to forego a portion of their basic salary to purchase additional shares. The Company expects to allow participation in the Irish Bonus Plan during the second quarter of fiscal 2008.

24. Consolidated and Combined Segment and Geographic Data

        The Company aggregates its operating segments into four reportable segments based upon the Company's internal business structure. See Note 1 for a description of the segments in which the Company operates. Segment performance is evaluated based on net sales and operating income. Generally, the Company considers all expenses to be of an operating nature, and, accordingly, allocates them to each reportable segment. Costs specific to a segment are charged to the segment. Corporate expenses, such as headquarters administrative costs, are allocated to the segments based on segment income from operations. Allocated class action settlement costs, net and separation costs incurred in fiscal 2007 were not allocated to the segments. Intersegment sales are not material and are recorded at selling prices that approximate market prices.

        Net sales and income from operations by business segment are presented in the following table for fiscal 2007, 2006, and 2005:

	Net Sales			Income from Operations
	Fiscal			Fiscal
	2007	2006	2005	2007	2006	2005
	(in millions)
Electronic Components	$10,111	$9,386	$8,757	$1,339	$1,404	$1,398
Network Solutions	1,897	1,740	1,526	231	268	225
Undersea Telecommunications	565	300	279	38	15	292	(1)
Wireless Systems	386	385	362	39	55	46
Allocated class action settlement costs, net and separation costs	—	—	—	(931)	—	—

Total	$12,959	$11,811	$10,924	$716	$1,742	$1,961

(1)
Includes gain on sale of the Tyco Global Network of $301 million in fiscal 2005. See Note 5 for additional information.

        No single customer accounted for a significant portion of sales in the years presented.

        As the Company is not organized by product or service, it is not practicable to disclose net sales by product or service.

        Depreciation and amortization and capital expenditures for fiscal 2007, 2006, and 2005 were as follows:

	Depreciation and Amortization			Capital Expenditures
	Fiscal			Fiscal
	2007	2006	2005	2007		2006	2005
	(in millions)
Electronic Components	$436	$396	$396	$521		$462	$419
Network Solutions	32	32	33	52		38	28
Undersea Telecommunications	22	15	15	288	(1)	4	4
Wireless Systems	24	16	17	14		15	16

Total	$514	$459	$461	$875		$519	$467

(1)
Includes $280 million related to the Company's exercise of its option to buy five cable-laying sea vessels in fiscal 2007. See Note 8 for additional information.

        Segment assets and a reconciliation of segment assets to total assets at fiscal year end 2007, 2006, and 2005 were as follows:

	Segment Assets
	Fiscal
	2007	2006	2005
	(in millions)
Electronic Components	$3,548	$3,320	$2,921
Network Solutions	699	592	498
Undersea Telecommunications	155	58	42
Wireless Systems	165	158	190

Total segment assets(1)	4,567	4,128	3,651
Other current assets	5,429	2,558	2,688
Non-current assets	13,692	12,405	12,134

Total assets	$23,688	$19,091	$18,473

(1)
Segment assets are comprised of accounts receivable and inventory.

        Net sales by geographic region for fiscal 2007, 2006, and 2005 and property, plant, and equipment, net by geographic area at fiscal year end 2007, 2006, and 2005 were as follows:

	Net Sales(1)			Property, Plant, and Equipment, Net
	Fiscal			Fiscal
	2007	2006	2005	2007		2006	2005
	(in millions)
United States	$3,950	$3,730	$3,599	$1,109		$1,105	$1,106
Other Americas	514	460	399	52		42	40
Europe/Middle East/Africa	4,816	4,264	4,033	1,325		1,166	1,095
Asia-Pacific	3,679	3,357	2,893	926	(2)	659	578

Total	$12,959	$11,811	$10,924	$3,412		$2,972	$2,819

(1)
Net sales from external customers is attributed to individual countries based on the legal entity that records the sale.

(2)
Includes the five cable-laying sea vessels that the Company exercised its option to buy in fiscal 2007. See Note 8 for additional information.

25. Quarterly Financial Data (Unaudited)

        Summarized quarterly financial data for the fiscal years ended September 28, 2007 and September 29, 2006 were as follows:

	Fiscal 2007
	First(1)	Second(2)	Third(3)	Fourth(4)
	(in millions, except per share data)
Net sales	$2,975	$3,204	$3,292	$3,488
Gross income	787	832	837	883
Income (loss) from continuing operations	235	281	(933)	239
Income (loss) from discontinued operations, net of income taxes	46	(4)	(435)	17
Net income (loss)	281	277	(1,368)	256
Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.47	$0.57	$(1.88)	$0.48
Income (loss) from discontinued operations, net of income taxes	0.10	(0.01)	(0.87)	0.04
Net income (loss)	0.57	0.56	(2.75)	0.52
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.47	$0.57	$(1.88)	$0.48
Income (loss) from discontinued operations, net of income taxes	0.10	(0.01)	(0.87)	0.03
Net income (loss)	0.57	0.56	(2.75)	0.51
Weighted-average number of shares outstanding:(5)
Basic	497	497	497	496
Diluted	497	497	497	500

(1)
Net income for the first quarter of fiscal 2007 includes $46 million of income, net of income taxes, from discontinued operations.

(2)
Net income for the second quarter of fiscal 2007 includes a $4 million loss, net of income taxes, from discontinued operations.

(3)
Loss from continuing operations for the third quarter of fiscal 2007 includes $891 million of allocated net class action settlement costs, $25 million of separation costs, $25 million of net restructuring and other charges, and $232 million of allocated loss on retirement of debt. Net loss includes a $435 million loss, net of income taxes, from discontinued operations.

(4)
Income from continuing operations for the fourth quarter of fiscal 2007 includes $19 million of separation costs, $50 million of net restructuring and other charges, and $13 million of other income related to the accretion of interest on certain contingent tax liabilities relating to unresolved tax matters of legacy Tyco International. Net loss includes $17 million of income, net of income taxes, from discontinued operations.

(5)
At Separation, on June 29, 2007, the Company had 497 million common shares outstanding. The same number of shares is being used for both diluted earnings per share and basic earnings per share for all periods prior to the date of Separation as no Tyco Electronics equity awards were outstanding prior to the Separation. The computation of diluted loss per share excludes non-vested restricted shares and stock options of 4 million for the quarter ending June 29, 2007 as their effect would have been anti-dilutive.

	Fiscal 2006
	First(1)	Second(2)	Third(3)	Fourth(4)
	(in millions, except per share data)
Net sales	$2,705	$2,909	$3,080	$3,117
Gross income	720	818	819	837
Income from continuing operations	238	312	300	597
Loss from discontinued operations, net of income taxes	(6)	(10)	(2)	(228)
Cumulative effect of accounting change, net of income taxes	(8)	—	—	—
Net income	224	302	298	369
Basic and diluted earnings per share:
Income from continuing operations	$0.48	$0.63	$0.60	$1.20
(Loss) income from discontinued operations, net of income taxes	(0.01)	(0.02)	—	(0.46)
Cumulative effect of accounting change, net of income taxes	(0.02)	—	—	—
Net income	0.45	0.61	0.60	0.74
Weighted-average number of shares outstanding:(5)
Basic and diluted	497	497	497	497

(1)
Net income for the first quarter of fiscal 2006 includes a $6 million loss, net of income taxes, from discontinued operations as well as an $8 million loss, net of income taxes, related to the cumulative effect of accounting change recorded in conjunction with the adoption of FIN 47, "Accounting for Conditional Asset Retirement Obligation—an Interpretation of FASB Statement No. 143." See Note 2 for additional information.

(2)
Net income for the second quarter of fiscal 2006 includes a $10 million loss, net of income taxes, from discontinued operations.

(3)
Net income for the third quarter of fiscal 2006 includes a $2 million loss, net of income taxes, from discontinued operations.

(4)
Net income for the fourth quarter of fiscal 2006 includes a $228 million loss, net of income taxes, from discontinued operations.

(5)
At Separation, on June 29, 2007, the Company had 497 million common shares outstanding. The same number of shares is being used for both diluted earnings per share and basic earnings per share for all periods prior to the date of Separation as no Tyco Electronics equity awards were outstanding prior to the Separation.

26. Subsequent Events

        In December 2007, the Company completed the sale of its Power Systems business for $102 million in net cash proceeds and recorded a $56 million pre-tax gain on the sale. The proceeds received are subject to a final working capital adjustment.

        In March 2008, the Company was authorized by its board of directors to pursue the divestiture of its Radio Frequency Components and Subsystem business, and in May 2008, the Company entered into a definitive agreement to sell the business for $425 million in cash. The sale transaction is expected to close by the end of calendar year 2008. The Company has reclassified amounts previously reported to reflect this business as a discontinued operation in all periods presented.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

27. Tyco Electronics Group S.A.

        In December 2006, prior to the Separation, TEGSA, a wholly owned subsidiary of Tyco Electronics Ltd., was formed. TEGSA, a Luxembourg company, is a holding company that owns directly, or indirectly, all of the operating subsidiaries of Tyco Electronics Ltd. TEGSA is the borrower under the Company's revolving credit facility, as well as obligor under the Company's senior notes issued in September 2007 and bridge loan facility, all of which are fully and unconditionally guaranteed by its parent, Tyco Electronics Ltd. The following tables present condensed consolidating financial information for Tyco Electronics Ltd., TEGSA and all other subsidiaries that are not providing a guarantee of debt but which represent assets of TEGSA, using the equity method.

Consolidating Statement of Operations

For the Fiscal Year Ended September 28, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Net sales	$—	$—	$12,959	$—	$12,959
Cost of sales	—	—	9,620	—	9,620

Gross income	—	—	3,339	—	3,339
Selling, general, and administrative expenses	27	(34)	1,607	—	1,600
Allocated class action settlement costs, net	887	—	—	—	887
Separation costs	—	—	44	—	44
Restructuring and other charges, net	—	—	92	—	92

(Loss) income from operations	(914)	34	1,596	—	716
Interest income	—	11	42	—	53
Interest expense	—	(105)	(126)	—	(231)
Other (expense) income, net	—	(232)	13	—	(219)
Equity in net income of subsidiaries	736	921	—	(1,657)	—
Equity in net loss of subsidiaries held for sale	(376)	(376)	—	752	—
Intercompany interest and fees	—	107	(107)	—	—

(Loss) income from continuing operations before income taxes and minority interest	(554)	360	1,418	(905)	319
Income taxes	—	—	(491)	—	(491)
Minority interest	—	—	(6)	—	(6)

(Loss) income from continuing operations	(554)	360	921	(905)	(178)
Loss from discontinued operations, net of income taxes	—	—	(376)	—	(376)

Net (loss) income	$(554)	$360	$545	$(905)	$(554)

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Consolidating Statement of Operations

For the Fiscal Year Ended September 29, 2006

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Net sales	$—	$11,811	$11,811
Cost of sales	—	8,617	8,617

Gross income	—	3,194	3,194
Selling, general, and administrative expenses	—	1,445	1,445
Restructuring and other charges, net	—	7	7

Income from operations	—	1,742	1,742
Interest income	—	48	48
Interest expense	—	(256)	(256)

Income from continuing operations before income taxes and minority interest	—	1,534	1,534
Income taxes	—	(81)	(81)
Minority interest	—	(6)	(6)

Income from continuing operations	—	1,447	1,447
Income from discontinued operations, net of income taxes	—	(246)	(246)

Income before cumulative effect of accounting change	—	1,201	1,201
Cumulative effect of accounting change, net of income taxes	—	(8)	(8)

Net income	$—	$1,193	$1,193

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Consolidating Statement of Operations

For the Fiscal Year Ended September 30, 2005

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Net sales	$—	$10,924	$10,924
Cost of sales	—	7,946	7,946

Gross income	—	2,978	2,978
Selling, general, and administrative expenses	—	1,329	1,329
Restructuring and other credits, net	—	(11)	(11)
Gain on divestiture	—	(301)	(301)

Income from operations	—	1,961	1,961
Interest income	—	44	44
Interest expense	—	(292)	(292)
Other expense, net	—	(365)	(365)

Income from continuing operations before income taxes and minority interest	—	1,348	1,348
Income taxes	—	(363)	(363)
Minority interest	—	(6)	(6)

Income from continuing operations	—	979	979
Income from discontinued operations, net of income taxes	—	154	154

Income before cumulative effect of accounting change	—	1,133	1,133
Cumulative effect of accounting change, net of income taxes	—	11	11

Net income	$—	$1,144	$1,144

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Consolidating Balance Sheet

As of September 28, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$2	$—	$940	$—	$942
Accounts receivable, net	—	—	2,594	—	2,594
Inventories	—	—	1,973	—	1,973
Class action settlement escrow	928	—	—	—	928
Class action settlement receivable	2,064	—	—	—	2,064
Intercompany receivables	181	29	(84)	(126)	—
Prepaid expenses and other current assets	(2)	—	667	—	665
Deferred income taxes	—	—	325	—	325
Assets held for sale	—	—	505	—	505

Total current assets	3,173	29	6,920	(126)	9,996
Property, plant, and equipment, net	—	—	3,412	—	3,412
Goodwill	—	—	7,177	—	7,177
Intangible assets, net	—	—	526	—	526
Deferred income taxes	—	—	1,397	—	1,397
Investment in subsidiaries	11,136	13,329	—	(24,465)	—
Investment in subsidiaries held for sale	239	239	—	(478)	—
Intercompany loans receivable	—	6,267	5,024	(11,291)	—
Receivable from Tyco International Ltd. and Covidien Ltd.	—	—	844	—	844
Other assets	—	2	334	—	336

Total Assets	$14,548	$19,866	$25,634	$(36,360)	$23,688

Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—	$5	$—	$5
Accounts payable	1	—	1,342	—	1,343
Class action settlement liability	2,992	—	—	—	2,992
Accrued and other current liabilities	61	3	1,353	—	1,417
Deferred revenue	—	—	181	—	181
Intercompany payables	29	181	(172)	(38)	—
Liabilities held for sale	—	—	266	—	266

Total current liabilities	3,083	184	2,975	(38)	6,204
Long-term debt and obligations under capital lease	—	3,283	90	—	3,373
Intercompany loans payable	88	5,024	6,267	(11,379)	—
Long-term pension and postretirement liabilities	—	—	607	—	607
Deferred income taxes	—	—	271	—	271
Income taxes	—	—	1,242	—	1,242
Other liabilities	—	—	599	—	599

Total Liabilities	3,171	8,491	12,051	(11,417)	12,296

Minority interest	—	—	15	—	15
Equity	11,377	11,375	13,568	(24,943)	11,377

Total Liabilities and Equity	$14,548	$19,866	$25,634	$(36,360)	$23,688

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Consolidating Balance Sheet

As of September 29, 2006

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$—	$472	$472
Accounts receivable, net	—	2,341	2,341
Inventories	—	1,787	1,787
Prepaid expenses and other current assets	—	434	434
Deferred income taxes	—	368	368
Assets held for sale	—	1,284	1,284

Total current assets	—	6,686	6,686
Property, plant, and equipment, net	—	2,972	2,972
Goodwill	—	7,135	7,135
Intangible assets, net	—	546	546
Deferred income taxes	—	1,501	1,501
Other assets	—	251	251

Total Assets	$—	$19,091	$19,091

Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$—	$291	$291
Accounts payable	—	1,214	1,214
Accrued and other current liabilities	—	1,276	1,276
Deferred revenue	—	140	140
Liabilities held for sale	—	246	246

Total current liabilities	—	3,167	3,167
Long-term debt and obligations under capital lease	—	3,371	3,371
Long-term pension and postretirement liabilities	—	491	491
Deferred income taxes	—	380	380
Income taxes	—	190	190
Other liabilities	—	316	316

Total Liabilities	—	7,915	7,915

Minority interest	—	16	16
Equity	—	11,160	11,160

Total Liabilities and Equity	$—	$19,091	$19,091

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Consolidating Statement of Cash Flows

For the Fiscal Year Ended September 28, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$(74)	$(264)	$1,846	$—	$1,508
Net cash provided by discontinued operating activities	—	—	17	—	17

Cash Flows From Investing Activities:
Capital expenditures	—	—	(875)	—	(875)
Proceeds from sale of property, plant, and equipment	—	—	41	—	41
Purchase accounting and holdback/earn-out liabilities	—	—	(4)	—	(4)
Class action settlement escrow	(928)	—	—	—	(928)
Proceeds from divestiture of discontinued operation, net of cash retained by business sold	—	—	227	—	227
Decrease in intercompany loans	—	2,011	—	(2,011)	—
Other	—	—	1	—	1

Net cash (used in) provided by investing activities	(928)	2,011	(610)	(2,011)	(1,538)
Net cash provided by discontinued investing activities	—	—	10	—	10

Cash Flows From Financing Activities:
Debt proceeds	—	5,676	—	—	5,676
Allocated debt activity	—	(3,743)	—	—	(3,743)
Repayment of debt	—	(2,393)	(62)	—	(2,455)
Net transactions with former parent	875	(2,956)	3,193	—	1,112
Changes in parent company equity	129	1,669	(1,798)	—	—
Transfers to discontinued operations	—	—	(134)	—	(134)
Loan borrowing from parent	—	—	(2,011)	2,011	—
Minority interest distributions paid	—	—	(7)	—	(7)
Other	—	—	5	—	5

Net cash provided by (used in) financing activities	1,004	(1,747)	(814)	2,011	454
Net cash used in discontinued financing activities	—	—	(23)	—	(23)

Effect of currency translation on cash	—	—	46	—	46
Net increase in cash and cash equivalents	2	—	472	—	474
Less: net increase in cash and cash equivalents related to discontinued operations	—	—	(4)	—	(4)
Cash and cash equivalents at beginning of fiscal year	—	—	472	—	472

Cash and cash equivalents at end of fiscal year	$2	$—	$940	$—	$942

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Consolidating Statement of Cash Flows

For the Fiscal Year Ended September 29, 2006

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$1,624	$1,624
Net cash provided by discontinued operating activities	—	39	39

Cash Flows From Investing Activities:
Capital expenditures	—	(519)	(519)
Proceeds from sale of property, plant, and equipment	—	6	6
Acquisition of businesses, net of cash acquired	—	(23)	(23)
Purchase accounting and holdback/earn-out liabilities	—	(4)	(4)
Other	—	27	27

Net cash used in investing activities	—	(513)	(513)
Net cash used in discontinued investing activities	—	(126)	(126)

Cash Flows From Financing Activities:
Allocated debt activity	—	(713)	(713)
Repayment of debt	—	(113)	(113)
Net transactions with former parent	—	(74)	(74)
Transfers from discontinued operations	—	(7)	(7)
Minority interest distributions paid	—	(12)	(12)
Other	—	(4)	(4)

Net cash used in financing activities	—	(923)	(923)
Net cash provided by discontinued financing activities	—	95	95

Effect of currency translation on cash	—	(1)	(1)
Net increase in cash and cash equivalents	—	195	195
Less: net increase in cash and cash equivalents related to discontinued operations	—	(8)	(8)
Cash and cash equivalents at beginning of fiscal year	—	285	285

Cash and cash equivalents at end of fiscal year	$—	$472	$472

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Consolidating Statement of Cash Flows

For the Fiscal Year Ended September 30, 2005

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$1,448	$1,448
Net cash provided by discontinued operating activities	—	63	63

Cash Flows From Investing Activities:
Capital expenditures	—	(467)	(467)
Proceeds from sale of property, plant, and equipment	—	23	23
Acquisition of businesses, net of cash acquired	—	(12)	(12)
Purchase accounting and holdback/earn-out liabilities	—	(9)	(9)
Proceeds from divestiture of business, net of cash retained by business sold	—	130	130
Other	—	62	62

Net cash used in investing activities	—	(273)	(273)
Net cash used in discontinued investing activities	—	(13)	(13)

Cash Flows From Financing Activities:
Allocated debt activity	—	(1,330)	(1,330)
Repayment of debt	—	(114)	(114)
Net transactions with former parent	—	85	85
Transfers to discontinued operations	—	74	74
Minority interest distributions paid	—	(12)	(12)
Other	—	(1)	(1)

Net cash used in financing activities	—	(1,298)	(1,298)
Net cash used in discontinued financing activities	—	(55)	(55)

Effect of currency translation on cash	—	11	11
Net decrease in cash and cash equivalents	—	(117)	(117)
Less: net decrease in cash and cash equivalents related to discontinued operations	—	5	5
Cash and cash equivalents at beginning of fiscal year	—	$397	$397

Cash and cash equivalents at the end of fiscal year	$—	$285	$285

TYCO ELECTRONICS LTD.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005

Description	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Acquisitions, Divestitures and Other	Deductions	Balance at End of Year
	(in millions)
Fiscal 2007
Allowance for Doubtful Accounts Receivable	$56	$9	$4	$(12)	$57
Fiscal 2006
Allowance for Doubtful Accounts Receivable	67	1	1	(13)	56
Fiscal 2005
Allowance for Doubtful Accounts Receivable	63	18	6	(20)	67

QuickLinks

  Exhibit 99.3
TYCO ELECTRONICS LTD. INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TYCO ELECTRONICS LTD. CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005
TYCO ELECTRONICS LTD. CONSOLIDATED AND COMBINED BALANCE SHEETS As of September 28, 2007 and September 29, 2006
TYCO ELECTRONICS LTD. CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005
TYCO ELECTRONICS LTD. CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005
TYCO ELECTRONICS LTD. NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Consolidating Statement of Operations For the Fiscal Year Ended September 28, 2007
Consolidating Statement of Operations For the Fiscal Year Ended September 29, 2006
Consolidating Statement of Operations For the Fiscal Year Ended September 30, 2005
Consolidating Balance Sheet As of September 28, 2007
Consolidating Balance Sheet As of September 29, 2006
Consolidating Statement of Cash Flows For the Fiscal Year Ended September 28, 2007
Consolidating Statement of Cash Flows For the Fiscal Year Ended September 29, 2006
Consolidating Statement of Cash Flows For the Fiscal Year Ended September 30, 2005
TYCO ELECTRONICS LTD. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005